Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
K12 INC.,
KAYLEIGH SUB TWO LLC,
KAYLEIGH SUB ONE CORP.,
KC DISTANCE LEARNING, INC.,
and
KCDL HOLDINGS LLC
Dated as of July 23, 2010

i

(continued)

(continued)

(continued)
Exhibits

Exhibit A:	Form of Series A Special Stock Certificate of Designations
Exhibit B:	Form of Stockholders Agreement
Exhibit C:	Form of Voting Agreement
Exhibit D:	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E:	Form of Transition Services Agreement
Exhibit F:	Form of Written Consent
Exhibit G:	Form of Parent Corporate Written Consent
Exhibit H:	Form of Parent LLC Written Consent
Exhibit I:	Form of IP Assignment
Exhibit J:	Form of Bill of Sale
Exhibit K	Form of Limited Guarantee

Annexes

Annex A:	Illustrative Net Working Capital and Closing Debt Calculations
Annex B:	Accounting Principles
Annex C:	Pre-Closing Company Obligations Adjustments
Disclosure Schedules
Seller Parties Disclosure Schedules
Parent Disclosure Schedules

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 23, 2010, is made among K12 Inc., a Delaware corporation (“Parent”), Kayleigh Sub Two LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC Merger Sub”), Kayleigh Sub One Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Merger Sub” and together with Parent and LLC Merger Sub, the “Purchaser Parties”), KCDL Holdings LLC, a Delaware limited liability company (“Seller”) and KC Distance Learning, Inc., a Delaware corporation (the “Company”). Each of the Purchaser Parties, the Company and Seller are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VIII.
RECITALS
     A. The respective boards of directors of Parent, Corporate Merger Sub and the Company, and the respective managers of Seller and LLC Merger Sub, deem it advisable and in the best interests of each entity and its respective stockholders or members that the Company, Corporate Merger Sub and LLC Merger Sub engage in a business combination in order to advance the long-term strategic business interests of the parties hereto.
     B. The combination of the Company and Corporate Merger Sub shall be effected by a merger of the Company with Corporate Merger Sub with the Company continuing as the surviving corporation of the merger (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), in which each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time will be converted into the right to receive shares of Series A Special Stock, par value $0.0001 per share, of Parent (“Parent Special Stock”), which shall have the rights, preferences and privileges set forth in the Series A Special Stock Certificate of Designations in the form attached hereto as Exhibit A (the “Series A Special Stock Certificate of Designations”).
     C. Immediately after the First Merger and as part of an integrated plan with the First Merger, the Surviving Corporation shall merge with and into LLC Merger Sub with LLC Merger Sub continuing as the surviving entity of the merger (the “Second Merger” and together with the First Merger, the “Mergers”) and a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Act.
     D. As an inducement to the willingness of the Purchaser Parties and Seller to enter into this Agreement, concurrently with the execution of this Agreement, Parent and Seller and Learning Group LLC, an Affiliate of Seller and a holder of Parent Common Stock, and certain other Affiliates of Seller who are holders of Parent Common Stock are entering into and delivering a Stockholders Agreement, dated as of the date hereof (the “Stockholders Agreement”), in the form attached hereto as Exhibit B, governing certain post-Closing rights and obligations between them.

     E. As an inducement to the willingness of the Purchaser Parties to enter into this Agreement, concurrently with the execution of this Agreement, (i) the Purchaser Parties, Learning Group LLC and certain other Affiliates of Seller are entering into and delivering a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), in the form attached hereto as Exhibit C, providing for, among other things, obligations of the holders of Parent Common Stock party thereto to vote their shares of Parent Common Stock in favor of granting the Stockholder Approval; (ii) Parent, the Company, Seller and Knowledge Universe Education L.P., an Affiliate of Seller, are entering into and delivering a Non-Competition and Non-Solicitation Agreement, dated as of the date hereof (the “Non-Competition Agreement”), in the form attached hereto as Exhibit D; and (iii) Learning Group LLC, the Company and Parent are entering into a Limited Guarantee in favor of Parent and the Company (the “Limited Guarantee”) in the form attached hereto as Exhibit K.
     F. For federal income tax purposes, it is intended that the Mergers shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
     NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE FIRST MERGER
     Section 1.01 First Merger Transaction.
     (a) The First Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the First Merger Effective Time, Corporate Merger Sub shall be merged with and into the Company. Following the First Merger Effective Time, the separate corporate existence of Corporate Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall be governed by the DGCL.
     (b) First Merger Effective Time. As soon as practicable after the execution and delivery of the Agreement, the Parties shall cause the First Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “First Merger Effective Time”).
     (c) Effects of the First Merger. At the First Merger Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Merger Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Corporate Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the

Company and Corporate Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     (d) Certificate of Incorporation and Bylaws. The Company Certificate, as in effect immediately prior to the First Merger Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the First Merger Effective Time and the name of the Surviving Corporation shall be “KC Distance Learning, Inc.” The Bylaws of the Company, as in effect immediately prior to the First Merger Effective Time, shall be the Bylaws of the Surviving Corporation immediately after the First Merger Effective Time.
     (e) Directors. The directors of Corporate Merger Sub immediately prior to the First Merger Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     (f) Officers. The officers of the Company immediately prior to the First Merger Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     (g) Conversion of Shares of the Company.
     (i) At the First Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Parent Special Stock in an amount equal to the Exchange Ratio. For purposes of the foregoing:
          (A) “Exchange Ratio” means the quotient of (i) the Final Share Number, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time (the “Company Common Stock Outstanding”).
          (B) “Final Share Number” means 2,750,000.
At the First Merger Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Special Stock into which such Company Common Stock was converted in the Merger. Certificates which immediately prior to the First Merger Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall be exchanged for certificates representing whole shares of Parent Special Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.02(a), without interest.

     (h) Conversion of Corporate Merger Sub Common Stock. At the First Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, each share of common stock, par value $0.0001 per share, of Corporate Merger Sub issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, so that immediately following the First Merger Effective Time Parent will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.
     Section 1.02 Surrender and Exchange of Certificates.
     (a) Exchange Procedures. Seller shall surrender to Parent at the Closing all Certificates and customary documentation for surrendering such Certificates as reasonably requested by Parent (including in any event a Form W-9), and in exchange therefor Parent shall deliver to Seller at the First Merger Effective Time certificates representing newly and validly issued, fully paid and non-assessable shares of Parent Special Stock issuable pursuant to this Agreement in the amounts and in the names agreed by the parties and on Schedule 1.02(a), such certificates to bear the legend(s) set forth in Section 3.07.
     (b) No Further Ownership Rights in Company Common Stock. At and after the First Merger Effective Time, Seller shall cease to have any rights as a holder of securities of the Company, except for the right to receive the aggregate consideration contemplated under this Agreement upon surrender of the Certificates. After the Closing Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock which were outstanding immediately prior to the Closing Date.
     (c) No Fractional Shares. No certificate or scrip representing any fractional shares of Parent Special Stock shall be issued pursuant to this Agreement.
     (d) Lost, Stolen or Damaged Stock Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by Seller and, if reasonably required by Parent, the delivery by Seller of a customary indemnification agreement, Parent will pay in exchange for such lost, stolen or destroyed Certificate the consideration payable in respect of the shares of Company Common Stock represented by such Certificate, without any interest thereon.
     Section 1.03 Purchase Price Adjustments.
     (a) Determination of Working Capital Adjustments and Closing Debt Adjustments.
     (i) Post-Closing Statement. As promptly as possible, but in any event within 60 days after the Closing Date, Seller shall cause to be prepared and delivered to Parent a statement setting forth the Net Working Capital and the Closing Debt as of the Adjustment Determination Effective Time (the “Closing Statement”), which Closing Statement shall set forth the components and calculation of Net Working Capital and Closing Debt substantially in the format of the Illustrative Net Working Capital and Closing Debt Calculations set forth on Annex A. During such time and thereafter until any dispute with respect to the Closing Statement is resolved, Seller and its accountants shall be permitted reasonable access during normal business hours and in such a manner as to not unreasonably interfere with a Party’s operations to review the Surviving Entity’s books and records and any work papers (including any work papers of Parent’s and the Surviving Entity’s accountants to the maximum extent permitted by applicable professional standards) as is reasonably necessary in connection with Seller’s preparation of the Closing Statement and any dispute with respect thereto, subject to such confidentiality restrictions as the accountants shall reasonably request. Seller and its accountants may make inquiries of Parent, the Surviving Entity and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent shall use its, and shall cause the Surviving Entity and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries and to provide all information in Parent’s, the Surviving Entity’s or their accountants’ possession that is related to such review or the resolution of such disagreements.
     (ii) Determination of Conclusive Net Working Capital and Closing Debt. From and after the date of delivery of the Closing Statement by Seller and thereafter until any dispute with respect to the Closing Statement is resolved, Parent and the Company and their respective accountants shall be permitted reasonable access during normal business hours and in such a manner as to not unreasonably interfere with a Party’s operations to review Seller’s (or its Affiliates’ to the extent relating to the business of the Company or its business) books and records and any work papers (including any work papers of Seller or any of its Subsidiaries’ or Affiliates’ accountants to the maximum extent permitted by applicable professional standards) as is reasonably necessary in connection with Parent’s review of the Closing Statement and any dispute with respect thereto, subject to such confidentiality restrictions as the accountants shall reasonably request. Parent and the Company and their respective accountants may make inquiries of Seller or any of its Affiliates and its or their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Seller shall use its, and shall cause its Affiliates and Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries and to provide all information in Seller’s or its Affiliates’ or its or their accountants’ possession that is related to such review or the resolution of such disagreements. If Parent has any objections to the Closing Statement, Parent shall deliver to Seller a statement (the “Objections Statement”) in writing providing a description of disputed items contained in the Closing Statement (or specific calculations or methods contemplated thereby) (the “Disputed Items”). If an Objections Statement is not delivered to Seller within the later of (a) 45 days after delivery of the Closing Statement or (b) the 90th day after the Closing Date, the Closing Statement shall be final, binding and non-appealable by the Parties. For 30 days following delivery of the Objections Statement by Parent (the “Resolution Period”), Parent and Seller shall attempt in good faith to resolve their differences with respect to the Disputed Items. Any resolution by Parent and Seller during the Resolution Period as to any Disputed Items shall be set forth in writing and will be final, binding and conclusive. If Parent and Seller do not resolve all Disputed Items within the Resolution Period, then all Disputed Items remaining in dispute may be submitted by either Seller or Parent to Ernst & Young LLP, or, in the event that such auditor is unable or unwilling to accept such appointment, to any other independent accounting firm mutually acceptable to Parent and Seller that has not provided services either to Parent or Seller or their respective Affiliates within the prior three year period (the “Independent Auditor”). If any dispute is submitted to the Independent Auditor, each Party will furnish to the Independent Auditor such work papers and other documents and information (to the maximum extent permitted by applicable professional standards) relating to the disputed issues as the Independent Auditor may request and are available to that Party or its independent accountants (including information of the Surviving Entity and its Subsidiaries and information of Seller’s Affiliates) and each Party shall be afforded the opportunity to present the Independent Auditor material relating to the determination and to discuss the determination with the Independent Auditor. Seller and Parent shall instruct the Independent Auditor (i) not to assign a value to any item in dispute greater than the greatest value assigned to such item, or less than the smallest value assigned to such item, in each case, by Parent and Seller, and (ii) subject to clause (i), that the value of all Disputed Items shall be determined in accordance with the Company Accounting Practices and Procedures. It is the intent of Parent and Seller that the process set forth in this Section 1.03 and the activities of the Independent Auditor in connection herewith shall follow rules and procedures customarily used by the Independent Auditor regarding the arbitration of similar financial statement disputes. Parent and Seller shall use their commercially reasonable efforts to cause the Independent Auditor to deliver to Parent and Seller a written determination (such determination to include an explanation in reasonable detail of the reasons for such determination and a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items submitted to the Independent Auditor and the resulting effect thereof on the Closing Statement within 30 days of receipt of such Disputed Items, which determination will be final, binding and conclusive and upon which judgment may be entered. The final, binding and conclusive Closing Statement based either upon agreement or deemed agreement by Parent and Seller or the written determination delivered by the Independent Auditor in accordance with this Section 1.03 will be the “Conclusive Closing Statement.” The fees and expenses of the Independent Auditor shall be allocated to be paid by Parent, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Auditor.
     (b) Adjustments.
     (i) Closing Debt Adjustment. If there is any Closing Debt set forth on the Conclusive Closing Statement, Seller shall pay to Parent the amount of such Closing Debt.
     (ii) Net Working Capital Adjustment. If the amount of the Net Working Capital set forth on the Conclusive Closing Statement exceeds $0, Parent shall pay to Seller the amount of the excess. If the amount of the Net Working Capital set forth on the Conclusive Closing Statement is less than $0, Seller shall pay to Parent the amount of the shortfall.
     (c) Final Adjustment Amount. Without duplication, all amounts owed pursuant to Section 1.03(b) shall be aggregated, and the net amount (if any) owed by Parent to Seller, on the one hand, or from Seller to Parent, on the other hand, in each case together with interest on such net amount accruing from the Closing Date until the date of payment thereof at an annual rate of five percent (5%) and compounded on a semi-annual basis, collectively is referred to as the “Final Adjustment Amount.” Payment of the Final Adjustment Amount shall be paid by delivery of immediately available funds to an account designated by the recipient Party within five Business Days after the date of final determination and shall be treated for Tax purposes as an adjustment to the aggregate consideration contemplated under this Agreement. Notwithstanding the foregoing, if Disputed Items shall remain in dispute following the Resolution Period, upon demand by either Seller or Parent, the other Party shall pay the amount owned to the other assuming, solely for purposes of this sentence and without any other effect hereunder, that all Disputed Items were resolved as requested by the other Party, and following the determination of the Conclusive Closing Statement, the amounts payable pursuant to Section 1.03(b) and this Section 1.03(c) shall be recalculated to give effect to the payment made as contemplated by this sentence.
     Section 1.04 The Closing; Closing Deliverables.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof simultaneously with the execution and delivery hereof at the offices of Kirkland & Ellis LLP located at 655 Fifteenth Street, N.W., Washington, D.C. 20005, or at such other location or on such other date as is mutually agreed to by Parent and Seller. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
     (b) At or prior to the Closing, Seller or the Company, as applicable, shall have delivered to Parent each of the following:
     (i) a copy of the Company Certificate (certified by the Secretary of State of Delaware) and a certificate of good standing from the State of Delaware for the Company dated within five days of the Closing Date;
     (ii) a certified copy of the written consent of Seller, as the sole stockholder of the Company, in the form of Exhibit F, evidencing the adoption and approval of this Agreement, the First Merger and the other Transaction Documents and the other transactions contemplated hereby and thereby by written consent in accordance with the DGCL and the Company’s organizational documents (the “Seller Written Consent”);
     (iii) a certified copy of the resolutions duly adopted by Seller’s Manager and the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller and the Company are a party, and the consummation of all transactions contemplated hereby and thereby;

     (iv) resignations from the directors of the Company immediately prior to the First Merger Effective Time, to be effective as of the First Merger Effective Time;
     (v) an affidavit, sworn under penalties of perjury, stating that the Company is not a United States real property holding corporation as defined in Section 897 and Section 1445 of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), together with a written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing;
     (vi) written evidence that the Pre-Closing Transactions have been consummated;
     (vii) a Transition Services Agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”), executed by Parent, Seller, and any Affiliate of Seller to be party thereto;
     (viii) the Stockholders Agreement, executed by Seller and any Affiliate of Seller to be party thereto;
     (ix) the Voting Agreement, executed by any Affiliate of Seller to be party thereto;
     (x) the Non-Competition Agreement, executed by Knowledge Universe Education L.P.;
     (xi) the Limited Guarantee, executed by Learning Group LLC; and
     (xii) stock certificates representing the Company Common Stock Outstanding with duly issued stock powers.
     (c) At or prior to the Closing, Parent or Corporate Merger Sub, as applicable, shall have delivered to the Company and Seller each of the following:
     (i) certified copies of the resolutions duly adopted by Parent’s board of directors (the “Parent Board”), Corporate Merger Sub’s board of directors and the sole member of LLC Merger Sub which manages LLC Merger Sub authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent, LLC Merger Sub and Corporate Merger Sub are a party, and the consummation of all transactions contemplated hereby and thereby;
     (ii) a certified copy of the written consent of Parent, as the sole stockholder of Corporate Merger Sub, in the form of Exhibit G, evidencing the adoption and approval of this Agreement, the First Merger and the other Transaction Documents and the other transactions contemplated hereby and thereby by written consent in accordance with the DGCL and Corporate Merger Sub’s organizational documents (the “Parent Corporate Written Consent”);

     (iii) a certified copy of the written consent of Parent, as the sole equityholder of LLC Merger Sub, in the form of Exhibit H, evidencing the adoption and approval of this Agreement, the Second Merger and the other Transaction Documents and the other transactions contemplated hereby and thereby by written consent in accordance with the DGCL and Corporate Merger Sub’s organizational documents (the “Parent LLC Written Consent”);
     (iv) the Voting Agreement, executed by the Purchaser Parties;
     (v) the Transition Services Agreement, executed by Parent;
     (vi) the Stockholders Agreement, executed by Parent;
     (vii) the Non-Competition Agreement, executed by Parent; and
     (viii) the Limited Guarantee.
     Section 1.05 Tax Treatment. For federal income tax purposes, it is intended that the Mergers shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
ARTICLE II
THE SECOND MERGER
     Section 2.01 Second Merger Transaction.
     (a) The Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the Delaware Act, at the Second Merger Effective Time, the Surviving Corporation shall be merged with and into LLC Merger Sub, the separate corporate existence of the Surviving Corporation shall thereupon cease, and LLC Merger Sub shall continue as the surviving entity of the Second Merger. LLC Merger Sub, as the surviving entity of the Second Merger, is sometimes hereinafter referred to as the “Surviving Entity”.
     (b) Second Merger Effective Time. Upon the terms and subject to the conditions hereof, on the Closing Date, immediately after the First Merger Effective Time, Parent, LLC Merger Sub and the Surviving Corporation shall cause the Second Merger to be consummated in accordance with the DGCL and the Delaware Act by filing a certificate of merger (the time of such filing and acceptance by the Delaware Secretary of State, or as otherwise provided in the Certificate of Merger being referred to herein as the “Second Merger Effective Time”).
     (c) Effect of the Second Merger. At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all rights and property of the Surviving Corporation and LLC Merger Sub shall vest in the Surviving Entity, and all debts and liabilities of the Surviving Corporation and LLC Merger Sub shall become the debts and liabilities of the Surviving Entity.
     (d) Surviving Entity Organizational Documents. At the Second Merger Effective Time, the articles of organization and the limited liability company agreement of LLC Merger Sub, as in effect at the Second Merger Effective Time, shall be the articles of organization and the limited liability company agreement of the Surviving Entity immediately after the Second Merger Effective Time until thereafter amended in accordance with applicable Legal Requirement and such articles of organization and limited liability company agreement; provided, however, that, at the Second Merger Effective Time, the articles of organization of the Surviving Entity shall be amended so that the name of the Surviving Entity shall be “KC Distance Learning LLC”.
     (e) Surviving Entity Member. At the Second Merger Effective Time, the initial member of the Surviving Entity shall be the member of LLC Merger Sub immediately prior to the Second Merger Effective Time.
     Section 2.02 Conversion of Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, LLC Merger Sub, the Surviving Corporation or the holders of any of the following securities, the following shall occur:
     (a) Membership Interests of LLC Merger Sub. Each membership interest of LLC Merger Sub that is issued and outstanding immediately prior to the Second Merger Effective Time shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be converted into the right to receive one membership interest of the Surviving Entity. Each certificate evidencing ownership of such membership interests of LLC Merger Sub shall cease to have any rights with respect thereto except that thereafter it shall evidence ownership of a membership interest of the Surviving Entity.
     (b) Cancellation of Surviving Corporation Common Stock. Each share of Surviving Corporation Common Stock that is issued and outstanding immediately prior to the Second Merger Effective Time (which for avoidance of doubt shall occur after the First Merger Effective Time) shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be converted into the right to receive one membership interest of the Surviving Entity. Each certificate evidencing ownership of such Surviving Corporation Common Stock shall cease to have any rights with respect thereto except that thereafter it shall evidence ownership of a membership interest of the Surviving Entity. As a result of the conversions contemplated by this Section 2.02, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity immediately following the Second Merger Effective Time.
     Section 2.03 Taking of Necessary Action; Further Action. If, at any time after the First Merger Effective Time or the Second Merger Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Corporate Merger Sub, the Surviving Corporation and LLC Merger Sub, the board of managers and officers of the Surviving Entity shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Corporate Merger Sub, the Surviving Corporation and LLC Merger Sub.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as disclosed in the disclosure schedules dated as of the date of this Agreement and delivered by Seller to Parent and Corporate Merger Sub herewith (the “Seller Disclosure Schedules”) (it being understood that the disclosure of any fact or item in any section of the Seller Disclosure Schedules shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section only to the extent that it is reasonably apparent that such fact or item is relevant to such other section), Seller represents and warrants to Parent, Corporate Merger Sub and LLC Merger Sub as of the date of this Agreement that:
     Section 3.01 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware and is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on Seller or the Company.
     Section 3.02 Authorization; Valid and Binding Agreement.
     (a) Each of Seller and any of its Affiliates party to any Transaction Documents or any transaction contemplated hereby possesses all requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. All corporate or limited liability company actions and proceedings required to be taken by or on the part of Seller or any such Affiliate to authorize and permit the execution, delivery and performance by Seller of this Agreement or any transaction contemplated hereby and by Seller and or any such Affiliate of the other Transaction Documents to which it is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Seller or any such Affiliate is a party has been, duly executed and delivered by Seller and each such Affiliate of Seller. This Agreement constitutes, and each other Transaction Document to which Seller or its Affiliates is a party constitutes when so duly executed and delivered, a valid and binding obligation of Seller and each such Affiliate, enforceable against Seller and each such Affiliate in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) Seller’s manager has (i) determined that this Agreement and the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby, including the Mergers, in accordance with the DGCL and the Delaware Act, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Seller in accordance with the DGCL and the Delaware Act, and (ii) approved this Agreement and the other Transaction Documents to which Seller is a party, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, including the Mergers, on the terms and subject to the conditions set forth herein and in accordance with the DGCL and the Delaware Act.
     Section 3.03 Title to Company Common Stock. Seller is the record and beneficial owner of all of the outstanding shares of Company Common Stock, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities laws.
     Section 3.04 No Conflict; Required Filings and Consents. Neither (x) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller or any of its Affiliates party to any Transaction Document nor (y) the consummation of the transactions contemplated hereby and thereby, including by any Affiliate of Seller not party to this Agreement or any other Transaction Document, will: (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Seller or any of its Affiliates party to any Transaction Document; (ii) violate any Legal Requirement or decree to which Seller or any of its Affiliates party to any Transaction Document is, or its assets or properties are, subject or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Seller or any of its Affiliates party to any Transaction Document is a party or by which it is bound or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (iv) require any material permit, authorization, consent or approval of, or notice to, any Governmental Entity, except (A) in the case of either clause (ii) or (iii), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not materially affect Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and (B) that Seller makes no representation with respect to the obligation (or lack thereof) of any Party to make any filing under the HSR Act in connection with this Agreement or any other Transaction Document.
     Section 3.05 Investment. Seller is acquiring the Parent Special Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Parent Special Stock or any shares of Parent Common Stock into which the Parent Special Stock may convert in violation of federal and state securities laws. Seller acknowledges that neither the Parent Special Stock nor any shares of Parent Common Stock into which the Parent Special Stock may convert have been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that neither the Parent Special Stock nor any shares of Parent Common Stock into which the Parent Special Stock may convert may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.
     Section 3.06 No Public Market. Seller understands that no public market now exists for the Parent Special Stock, and Parent has made no assurances that a public market will ever exist for the Parent Special Stock.
     Section 3.07 Legends. Seller understands that the Parent Special Stock and any Parent Common Stock into which the Parent Special Stock may be converted may bear one or all of the following legends:
     (a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE, DISTRIBUTE OR OTHERWISE TRANSFER THE SECURITIES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF JULY 23, 2010, AND AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 23, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND AGREEMENT AND PLAN OF MERGER.”; and
     (b) Any legend required by the securities laws of any state to the extent such Legal Requirements are applicable to the Parent Special Stock represented by the certificate so legended.
     Section 3.08 Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, is experienced in evaluating companies such as Parent, is able to independently evaluate the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment in Parent.
     Section 3.09 Litigation. There are no Actions pending or, to Seller’s knowledge, threatened against or affecting Seller or any of its Affiliates party to any other Transaction Document or party to any other transaction contemplated hereby which could reasonably be expected to prevent Seller or any such Affiliate from consummating, or is otherwise related to, the transactions contemplated by this Agreement or the other Transaction Document.

     Section 3.10 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, commission or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Seller or any of its Subsidiaries or Affiliates, that is or will be payable by Seller or any of its Subsidiaries.
     Section 3.11 Ownership of Parent Common Stock. Schedule 3.11 sets forth, as of the date of this Agreement, the number of shares of Parent Common Stock owned of record or beneficially by Seller or any of its Affiliates.
     Section 3.12 No Other Representations. Except for the representations and warranties contained in this Agreement or in any other Transaction Document, Seller makes no express or implied representation or warranty in respect or on behalf of Seller or any of its Affiliates, and Seller disclaims any such representation or warranty, whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Parent, Corporate Merger Sub, LLC Merger Sub or any of their officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in the disclosure schedules dated as of the date of this Agreement and delivered by the Company to Parent, Corporate Merger Sub and LLC Merger Sub herewith (the “Company Disclosure Schedules” and, together with the Seller Disclosure Schedules, the “Seller Parties Disclosure Schedules”) (it being understood that the disclosure of any fact or item in any section of the Company Disclosure Schedules shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section only to the extent that it is reasonably apparent that such fact or item is relevant to such other section), the Company represents and warrants to Parent, Corporate Merger Sub and LLC Merger Sub as of the date of this Agreement that:
     Section 4.01 Organization. The Company (i) is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware, (ii) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of businesses as now conducted requires it to be so qualified or licensed, except, in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Impact. The Company has made available to Parent, Corporate Merger Sub and LLC Merger Sub true, correct and complete copies of the Company Certificate and the Company Bylaws as currently in effect. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws.

     Section 4.02 Subsidiaries. The Company does not own, and during the two years prior to the date hereof has not owned, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
     Section 4.03 Authorization; Valid and Binding Agreement.
     (a) The Company possesses all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereunder and thereunder. All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is to be a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes, when so duly executed and delivered, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) The board of directors of the Company (at a meeting duly called and held) has unanimously (i) determined that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, including the Mergers, in accordance with the DGCL and the Delaware Act, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company in accordance with the DGCL and the Delaware Act and (ii) approved this Agreement and the other Transaction Documents to which the Company is a party, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Mergers, on the terms and subject to the conditions set forth herein and in accordance with the DGCL and the Delaware Act.
     Section 4.04 No Conflict; Required Filings and Consents. Neither (x) the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company nor (y) the consummation of the transactions contemplated hereby and thereby will: (i) conflict with or result in a breach of the Company Certificate or the Company Bylaws; (ii) violate any Legal Requirement or decree to which the Company is, or its assets or properties are, subject or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which the Company is a party or by which it is bound or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (iv) require any permit, authorization, consent or approval of any Governmental Entity, except (A) in the case of either clause (ii) or (iii), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a material impact on the Company, and (B) that the Company makes no representation with respect to the obligation (or lack thereof) of any Party to make any filing under the HSR Act in connection with this Agreement or any other Transaction Document.
     Section 4.05 Capitalization.
     (a) Schedule 4.05(a) sets forth, as of the date of this Agreement, the authorized and issued and outstanding shares of each class of capital stock of the Company, the name of each record holder of such shares of the Company’s capital stock, and the number of shares of such class of the Company’s capital stock held of record by each such holder.
     (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights or Liens. There are no outstanding (i) shares of capital stock, other equity interests or voting securities of the Company (other than shares of capital stock held by Seller set forth on Schedule 4.05(a)), (ii) securities of the Company convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of the Company or (iii) options, warrants, puts, calls, stock appreciation rights, phantom stock, equity or equity-based compensation awards or other rights to acquire from the Company, or other obligations of the Company to issue, deliver or sell, any capital stock, other equity interests or voting securities or securities convertible into or exchangeable for capital stock, other equity interests or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any such equity interests of the Company. No such equity interests of the Company are reserved for issuance or are held as treasury shares. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect related to any security of the Company, or by which any of its equityholders is bound, with respect to the governance of the Company or the voting or transfer of any actual or contingent equity interest in the Company. There are no outstanding instruments of indebtedness or other securities having the right to vote on any matters on which holders of the Company’s equity securities may vote.
     Section 4.06 Financial Statements.
     (a) Set forth on Schedule 4.06 are: (i) an unaudited balance sheet as of April 3, 2010, and the related unaudited statements of income and cash flow of the Company for the 3-month period then ended, (ii) an unaudited balance sheet as of May 29, 2010 (the “Latest Company Balance Sheet”), and the related unaudited statements of income and cash flow of the Company for the 1-month period then ended, and (iii) an unaudited balance sheet as of January 2, 2010, and the related unaudited statements of income and cash flow of the Company for the 12-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (including any related footnotes) have been based upon the Company’s books and records, present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein and have been prepared in accordance with GAAP consistently applied throughout the periods referred to therein (subject to normal year-end audit adjustments, which will not be material in amount or effect, and the absence of footnotes and other presentation items).

     (b) All accounts receivable and notes receivable of the Company included in the Latest Company Balance Sheet were at such time, and as of the Closing, all accounts receivable and notes receivable of the Company, as of such time, represented or represent bona fide claims of the Company arising from arm’s length sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business. Except to the extent collected prior to the Closing Date, such accounts receivable and notes receivable are, to the Company’s knowledge, valid claims that are collectible by the Company in the Ordinary Course of Business consistent with past practice (subject to reserves for bad debts and allowances for doubtful accounts reflected on the Latest Company Balance Sheet and, in the case of accounts receivable arising since the date of the Latest Company Balance Sheet, additions to such reserves and allowances recorded in the Company’s books and records in accordance with the Company’s Accounting Procedures and Practices). No agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment, that, in each case, would be material in amount or duration, has been made with respect to any accounts receivable of the Company.
     (c) The Company does not have and is not subject to any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).
     Section 4.07 Liabilities. To the Company’s knowledge the Company does not have any Liability, except (a) Liabilities which individually do not exceed $100,000 or in the aggregate do not exceed $500,000, (b) Liabilities reflected as liabilities in the Latest Company Balance Sheet or disclosed in the notes thereto or in the notes to the other Company Financial Statements, (c) Liabilities which have arisen after the date of the Latest Company Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement, and/or (d) Liabilities that are disclosed in the Company Disclosure Schedules.
     Section 4.08 Absence of Certain Developments. Since January 2, 2010, the Company has operated in the Ordinary Course of Business and there has not been any event or condition that has had a Company Material Adverse Effect. Except as contemplated by this Agreement, since January 2, 2010, the Company (or Seller or any other Affiliate of Seller or any other Affiliate of Seller, in each case, on the Company’s behalf) has not:
     (a) mortgaged, pledged or subjected to any material Lien any tangible assets of the Company except Company Permitted Liens;
     (b) sold, assigned or transferred any material portion of the tangible assets of the Company, except in the Ordinary Course of Business;
     (c) sold, assigned, transferred, licensed, abandoned or disposed of any Intellectual Property, except in the Ordinary Course of Business;
     (d) redeemed or repurchased, directly or indirectly, any shares of capital stock of the Company, effected any recapitalization, reclassification, stock dividend or stock split or like change in the capitalization of the Company, or paid any dividend with respect to the Company’s capital stock or other equity interests (except for dividends in cash);

     (e) issued, sold or transferred any of its capital stock, securities convertible into its capital stock or warrants, options or other rights to acquire its capital stock;
     (f) failed to make any material capital expenditures or commitments therefor required to be made to maintain the Company’s business and assets in the Ordinary Course of Business;
     (g) changed any of its material financial or Tax accounting policies, practices or procedures, except as required by GAAP or Tax law, as applicable;
     (h) written up, written down or written off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than as may be required by GAAP or applicable Legal Requirement;
     (i) amended or modified its governing documents;
     (j) settled, paid or discharged, any litigation, investigation, arbitration, proceeding or other claim liability or obligation except in the Ordinary Course of Business not in excess of $50,000 individually or $100,000 in the aggregate, excluding any amounts which may be paid under existing insurance policies;
     (k) failed to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with the Ordinary Course of Business;
     (l) entered into any new line of business or discontinued any line of business;
     (m) acquired (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization, or any division thereof;
     (n) suffered any material damage, destruction or loss (whether or not covered by insurance) materially adversely affecting its properties or business;
     (o) effected any increases or promised any increases in the compensation (including any bonus or benefits) payable or to become payable to any director or officer of the Company or any Business Employee, other than in the Ordinary Course of Business;
     (p) (i) transferred any existing employee of Seller or any Affiliate of Seller from any other operations of Seller or any Affiliate of Seller to the business of the Company or (ii) transferred any existing employee from the business of the Company to any other operations of Seller or any Affiliate of Seller;
     (q) entered into any material closing agreement with respect to Taxes, settled or compromised material Tax liability or consented to any extension or waiver of any statute of limitations relating to material Taxes;
     (r) delayed or postponed the payment of accounts payable and other liabilities of the Company outside the Ordinary Course of Business;

     (s) cancelled, compromised, waived or released any material right or claim (or series of related rights or claims) of the Company, except in the Ordinary Course of Business;
     (t) materially amended, terminated, transferred, in whole or in part, its rights and interests in or under any Company Real Property Lease; or
     (u) agreed, in writing or otherwise, to do any of the foregoing.
     Section 4.09 Tax Matters. (i) The Company has filed all material Tax Returns required to be filed by it (taking into account all applicable extensions) and all such Tax Returns are complete and correct in all material respects, (ii) all material Taxes of the Company have been paid by the Company and Taxes not yet due and owing have been properly accrued on the Company Financial Statements, (iii) no unresolved material dispute or claim concerning any Tax liability of the Company has been claimed or raised by any authority in writing, (iv) the Company has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (v) the Company is not a party to any Tax allocation or sharing agreement or similar agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person that will be in effect after the Closing Date, (vi) no deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company, (vii) the Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, and (viii) the Company has not engaged in any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code and the regulations thereunder (or any similar provision under any state or local Legal Requirements).
     Section 4.10 Contracts and Commitments.
     (a) The Company is not a party to any written or oral: (i) (A) employment, change in control, retention, severance or similar Contract or (B) collective bargaining agreement; (ii) note, debenture, guarantee, mortgage, loan agreement or indenture relating to Indebtedness for borrowed money or guarantee of any of the foregoing; (iii) lease or agreement under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental exceeds $60,000 and which is not terminable on 60 or fewer days notice by the Company without liability for any material penalty; (iv) lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $60,000 and which is not terminable on 60 or fewer days notice by the Company without liability for any material penalty; (v) Contract or group of related Contracts with the same party for the purchase of products, services or other tangible personal property by the Company, under which the undelivered balance of such products, services or other tangible personal property has a selling price in excess of $100,000 and which is not terminable on 60 or fewer days notice by the Company without liability for any material penalty; (vi) Contract with any customer of the Company that has generated at least $100,000 of net revenue to the Company during the 12-month period ending April 3, 2010 or that provides for any “most favored nation” pricing or any other similar pricing, or for fixed pricing, and, in each case, which involves amounts in excess of $100,000; (vii) relationship or service agreements between IQ

Academy and any charter schools or school boards; (viii) Contract that contains covenants that prohibit or limit (in any geographic area) the Company from engaging or competing in any business or with any person, or from providing any services to or acquiring any entity; (ix) Contract that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or any material portion of any fixed tangible assets of the Company, in each case, other than in the Ordinary Course of Business; (x) joint venture, partnership or limited liability company agreement; (xi) Contract, that involves the acquisition from another Person or disposition to another Person (whether by purchase, sale, license, merger or otherwise), directly or indirectly, of a business, assets comprising a business or capital stock or other equity interests of another Person (including the Company), of a type that is not entered into or effected in the Ordinary Course of Business; (xii) Contracts pursuant to which the Company has agreed or is required to provide any third party, including an escrow agent, with access to any Company Software source code; (xiii) settlement agreements relating to Intellectual Property or co-existence or consent-to-use agreements relating to Intellectual Property; (xiv) Contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $100,000 and which are not terminable on 60 or fewer days notice by the Company without liability for any material penalty; (xv) material Contract with any vendor for any development, marketing, distribution, hosting or similar arrangement relating to any product or service with a cost equal to at least $100,000 in the last year or which has at least $100,000 of unpaid costs as of the date hereof; (xvi) Contracts to which the Company or one of its Subsidiaries is party that purports to bind Affiliates (other than Subsidiaries) of the Company (or that would purport to bind Parent following the Closing) and which are not terminable on 60 or fewer days notice by the Company without liability for any material penalty; (xvii) Contracts required to be set forth on Schedule 4.16(c) that have a replacement cost and/or total annual license or maintenance fees, or any other expenditure(s), in excess of $60,000; or (xviii) Contract that requires service or performance in excess of 3 years from the date hereof or the expenditure of in excess of $100,000 during any year from and after the date hereof which is not terminable on 60 or fewer days notice by the Company without liability for any material penalty; or (xix) Contract that is otherwise material to the operation of the Company or for which the termination thereof would have a Company Material Impact.
     (b) The Company has made available to Parent, Corporate Merger Sub and LLC Merger Sub copies of all Contracts, including all amendments applicable thereto, required to be listed on Schedule 4.10(a) and Schedule 4.16(c). With respect to the Contracts listed or required to be set forth on either Schedule 4.10(a) or Schedule 4.16(c), (i) except pursuant to or as contemplated by the express terms of such Contracts, such Contracts (x) are in all material respects legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Company’s knowledge, each other party to such Contracts, subject to proper authorization and execution of each such Contract by the other party thereto and the limitations of bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, and (y) are in full force and effect, (ii) neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach, violation or default in any material respect under any such Contract, (iii) no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute a default or breach in any material respect by the Company under such Contract, and (iv) the Company has not received written notice of cancellation or termination of any such Contract.
     Section 4.11 Employee Benefit Plans.
     (a) Schedule 4.11(a) sets forth a complete list of each Business Employee Benefit Plan. With respect to each Business Employee Benefit Plan, Seller has made available to Parent complete and accurate copies of (i) each Business Employee Benefit Plan document, (ii) the most recent summary plan description of such Business Employee Benefit Plan, and (iii) the most recent Internal Revenue Service determination or opinion letter for such Business Employee Benefit Plan.
     (b) Except as would not reasonably be expected to result in a material liability to the Company, each Business Employee Benefit Plan has been operated in compliance with its terms and all applicable Legal Requirements. Each Business Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon a favorable prototype opinion letter from the Internal Revenue Service.
     (c) No Employee Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate of the Company, has sponsored, maintained, participated in, contributed to, or has been required to participate in or contribute to a Multiemployer Plan or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code.
     (d) (i) No amount payable or benefit provided as a result of or in connection with the consummation of the transactions contemplated by this Agreement to any Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) will be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and (ii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Business Employee Benefit Plan.
     (e) Except as required by applicable Legal Requirement, no Business Employee Benefit Plan provides any of the following retiree or post-employment benefits to any Business Employee: medical, disability or life insurance benefits.
     Section 4.12 Employees. Except for the Business Employees transferred to the Company pursuant to Section 6.02, the Company does not employ, and has not within the past three years employed, any employee. The Company has not within the past three years sponsored, maintained, participated in, entered into, contributed to, and has not been required to sponsor, maintain, participate in or contribute to, any Business Employee Benefit Plan. Schedule 4.12(b) contains a full and complete list of all Business Employees, identifying each Business Employee by name and providing each Business Employee’s position, base salary or rate of commission, target annual bonus or bonus opportunity, and classification as part-time or full-

time and indicating the approximate percentage of such Business Employee’s business time that has been devoted to the business of the Company during the six-month period preceding the Closing Date. Aside from the Business Employees set forth on Schedule 4.12(b), no other employee of Seller or any of its Affiliates has devoted 50% or more of his or her business time to the Company’s business during the six-month period preceding the Closing Date.
     Section 4.13 Insurance. Schedule 4.13 lists each material insurance policy insuring the Company. All such insurance policies are in full force and effect, and neither the Company nor its Affiliates party thereto is in default in any material respect with respect to its obligations under any of such insurance policies. No notice of cancellation, termination or non-renewal has been received by the Company or its Affiliates party thereto with respect to any such policy, nor has the Company been denied insurance coverage within the three years prior to the date of this Agreement. There are no outstanding unpaid claims under any such policy. Such polices are sufficient in all material respects for compliance with applicable Legal Requirement and all Contracts to which the Company is a party.
     Section 4.14 Sufficiency of Assets. Except for (i) the services to be provided under the Transition Services Agreement, (ii) any assets or personnel that will be transferred, assigned or licensed to the Company pursuant to this Agreement and/or any other Transaction Document and (iii) any other services provided by unaffiliated third parties in the Ordinary Course of Business, the Company owns or has a valid leasehold interest in all of the assets and real property necessary to permit the Company or Parent to operate the Company’s businesses immediately following the Closing Date in all material respects as the Company’s businesses have been operated during the calendar year prior to the date hereof and through immediately prior to the Closing Date. No representation or warranty is made in this Section 4.14 with respect to matters covered by Section 4.16(d) (Intellectual Property).
     Section 4.15 Title to Properties.
     (a) The Company owns good title to, holds pursuant to valid and enforceable leases or otherwise has the legal right to use, all of the material tangible personal property owned by it or used by it in its business currently or during the 18 months prior to the date hereof (except for such personal property sold or disposed of in the Ordinary Course of Business), free and clear of all Liens, except for Company Permitted Liens.
     (b) The Company does not own any real property.
     (c) The real property demised by the lease and sublease agreements described on Schedule 4.15(c) (the “Company Real Property Leases”) constitutes all of the real property leased, subleased, licensed or otherwise occupied by the Company (the “Company Leased Real Property”). The Company Real Property Leases are in full force and effect, enforceable in accordance with their terms, subject to proper authorization and execution of such Company Real Property Lease by the other party thereto and the limitations of bankruptcy laws, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to Parent, Corporate Merger Sub and LLC Merger Sub true and complete copies of the Company Real Property Leases. (i) Neither the Company nor, to the Company’s knowledge any other party to a Company Real Property Lease is in material breach or default under any such Company Real Property Leases or, to the Company’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice or lapse of time, or both, would constitute a material default by the Company under such Company Real Property Leases; (ii) the other party to such Company Real Property Lease is not an Affiliate of, and otherwise does not have any material economic interest in, the Company; (iii) the Company has a good and valid leasehold interest in all Company Leased Real Property and has not collaterally assigned, mortgaged, deeded in trust or granted any other Lien in such Company Real Property Lease or any interest therein other than Company Permitted Liens; (iv) there are no Liens affecting the Company Real Property Leases, other than Company Permitted Liens; (v) the Company Real Property Leases constitute all written and oral agreements of any kind for the leasing, rental, use or occupancy of the Company Leased Real Property and are the result of bona fide arm’s length negotiations between the parties; (vi) no security deposit or portion thereof deposited with respect of any Company Real Property Lease has been applied in respect of a breach or default under such Company Real Property Lease which has not been redeposited in full; (vii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Company Leased Real Property; (viii) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Company Real Property Lease; and (ix) to the Company’s knowledge, there are no material disputes with respect to the Company Real Property Leases.
     Section 4.16 Intellectual Property.
     (a) Schedule 4.16(a) contains a complete and accurate list of all of the United States and foreign (i) patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications for registration, and (iv) internet domain name registrations held in the name of the Company or, with respect to (i) and (iii), to the extent (if any) used in the Company’s business, and if so used, owned by or held in the name of any Related Party IP Holder (and indicating for each, as applicable, owner of record (with respect to (i) -(iii)) or the registrant (with respect to (iv)), jurisdiction registration and application number and dates) (collectively, “Registered Intellectual Property”).
     (b) Schedule 4.16(b) contains a complete and accurate list of each uniquely identifiable Software program that is material to the conduct of the Company’s business as currently conducted and either owned by (i) the Company or (ii) a Related Party IP Holder.
     (c) Schedule 4.16(c) contains a complete and accurate list of each Contract:
     (i) by which the Company or any Related Party IP Holder grants to any Person any right of first offer or right of first refusal to purchase, license or use any material Company Intellectual Property;
     (ii) by which any Company Intellectual Property is licensed by the Company or any Related Party IP Holder to any Person, and
     (iii) by which the Company or any Related Party IP Holder licenses from another Person any Company Intellectual Property;

provided, however, in the case of clause (ii) and (iii) above, the Company need not list (x) licenses granted by the Company to its customers in the Ordinary Course of Business, (y) in-bound licenses for Software that is “off-the-shelf” or commercially available on standard terms where the replacement cost and/or the total annual license or maintenance fees are less than $20,000; or (z) other licenses of Intellectual Property granted to the Company by other Persons where the replacement cost and/or and the total annual license or maintenance fees are less than $20,000.
     (d) The Company solely owns (or as of the Closing Date will solely own), free and clear of any Liens, all right, title and interest in and to, or possesses (or as of the Closing Date will possess) the valid and enforceable right to use all Company Intellectual Property, except where the failure to so own or have a valid and enforceable right to use Company Intellectual Property would not have a material impact on the Company’s business.
     (e) All of the Owned Intellectual Property that is material to the Company’s business as currently conducted is valid, subsisting and enforceable and in full force and effect.
     (f) All of the Company Intellectual Property that is or was owned or purportedly owned by the Company during the period beginning January 1, 2009 and ending immediately prior to the Closing (the “IP Reference Period”) and not disposed of in the Ordinary Course of Business shall be owned by the Surviving Entity immediately after the Closing on the same terms and conditions as those under which the Company owned such Company Intellectual Property during the IP Reference Period.
     (g) Taking into account the Transition Services Agreement and any software or hardware that is listed on the schedule of services attached thereto, all of the Company Intellectual Property that is KUOS Curricula which is or was owned or purportedly owned by a Related Party IP Holder during the IP Reference Period and not disposed of in the Ordinary Course of Business shall be owned by the Surviving Entity immediately after the Closing on the same terms and conditions as those under which the Related Party IP Holder owned such Intellectual Property during the IP Reference Period.
     (h) Taking into account the Transition Services Agreement and any software or hardware that is listed on the schedule of services attached thereto, all of the Company Intellectual Property that is, or during the IP Reference Period was, available for use by or for the benefit of the Company during the IP Reference Period and not disposed of in the Ordinary Course of Business shall be available for use by the Surviving Entity on terms and conditions substantially similar to those under which such Company Intellectual Property was available for use by or for the benefit of the Company during the IP Reference Period.
     (i) There are no oppositions, cancellations or other Actions against the Company or any Related Party IP Holder presently pending and served by or before a arbitrator or Governmental Entity or, to the Company’s knowledge, threatened or pending but not yet served, contesting the validity, use, ownership, enforceability or registrability of any of the Company Intellectual Property owned or purportedly owned by the Company or any Related Party IP Holder.

     (j) In the past thirty-six (36) months neither the Company nor, in connection with any activities conducted on behalf of the Company by a Related Party IP Holder, any Related Party IP Holder, has received any notices of infringement, misappropriation or other violation of any Intellectual Property from any other Person (including any demands that the Company or such Related Party IP Holder license any Intellectual Property).
     (k) There are no Actions presently pending and served by or before an arbitrator or a Governmental Entity or, to the Company’s knowledge, threatened or pending but not yet served, that allege that the Company or, in connection with any Related Party IP, any Related Party IP Holder has infringed, misappropriated or violated the rights of any other Person.
     (l) Except as would not have a material impact on the Company’s business, neither the Company nor the conduct of its business as currently conducted infringes, misappropriates or otherwise violates, or in the last fifty-four (54) months has infringed, misappropriated or otherwise violated any Intellectual Property owned by any other Person.
     (m) To the Company’s knowledge and/or as would not have a material impact on the Company’s business, no Person is currently infringing, misappropriating or otherwise violating any Company Intellectual Property that the Company or a Related Party IP Holder owns or purports to own.
     (n) To the Company’s knowledge, the Company Intellectual Property that the Company or a Related Party IP Holder owns or purports to own is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.
     (o) The Company and each Related Party IP Holder have taken reasonable measures to maintain (i) its respective Registered Intellectual Property, and material unregistered trademarks in which the Company or a Related Party IP Holder has common law rights, and (ii) the trade secret status of its trade secrets.
     (p) It is the Company’s policy to have independent contractors execute confidentiality and work-for-hire agreements, and the forms of such agreements are substantially in the form made available to Parent.
     (q) No current or former employee, consultant or independent contractor of the Company or of any Related Party IP Holder owns or otherwise holds any right, title or interest in or to any Company Intellectual Property that the Company or a Related Party owns or purports to own, or has, or in the last thirty six (36) months has asserted, any claim to any right, title or interest in or to any such Company Intellectual Property.
     (r) Taking into account the Transition Services Agreement and any software and hardware that is listed on the schedule of services attached thereto, the computers, Software, hardware, networks, servers, sites, circuits and platforms and similar IT Assets (whether general or special purpose) that are owned, licensed, leased or controlled by the Company or, to the extent used in the Company’s business, owned by any Related Party (collectively, the “Company Systems”) are sufficient for the conduct of the Company’s business as currently conducted and are in good working order.

     (s) To the Company’s knowledge, none of the Company Systems are, or in the last twenty-four (24) months have been, subject to any malicious code (including any viruses, bugs, worms, disabling code, time bombs or Trojan horses) that has materially disrupted the Company’s business.
     (t) The Company uses commercially available antivirus software and uses commercially reasonable efforts to protect the Company Software Products and Software used internally by the Company from becoming infected by viruses and other harmful code.
     (u) The Company and any Related Party IP Holder that is doing work for or on behalf of the Company has taken commercially reasonable steps to provide for the security, and integrity of the Company Systems and the back-up and recovery of data and information stored or contained therein or processed or transmitted thereby and to guard against any unauthorized security thereof or other unauthorized access or use of any of the foregoing data or information or the Company Systems owned or controlled by the Company or a Related Party IP Holder that have resulted in, or would reasonably be expected to materially adversely effect, or to result in any material liability of, the Company. The Company has, maintains and complies with commercially reasonable procedures for the retention, back-up and recovery of data, and periodically tests its data back-up processes.
     (v) The Company is not a party to any Contract, or otherwise subject to any duty, which restricts the free use, license or disclosure by the Company of any Software material to the business of the Company owned by the Company or any Related Party IP Holder (excluding any electronic or digital versions of curriculum). Other than to customers to whom the Company has granted a perpetual license, the Company or any Related Party IP Holder has not delivered, licensed or made available to any Person any source code (or any material part thereof) for any Software that is Company Intellectual Property and owned by the Company or any Related Party IP Holder.
     (w) To the Company’s knowledge, no Company Software Products contain Open Source Software.
     (x) Except where there would not have a material impact on the Company’s business, none of the Company’s use of Open Source Software could (i) require, or condition the use or distribution, or access to, any Company Software (including any Company Software Product) on (A) the disclosure, licensing or distribution of any source code for any portion of any Company Software, (B) the licensing of any Company Software for the purpose of making derivative works, or (C) the distribution of any Company Software at no charge, and/or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, license, sell or distribute any Company Software (including any Company Software Product).
     (y) The Company and each Related Party IP Holder is, and has been, in compliance in all material respects with its posted privacy policies and related programs and all applicable data protection, privacy and other applicable Legal Requirements governing the its collection, use, storage, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of any personally identifiable information or data. Each Related Party IP Holder that collects, uses, stores, distributes, transfers, imports, exports, disposes of or discloses personally identifiable information or data on behalf of the Company is, and has been, in compliance in all material respects with its posted privacy policies and related programs and all applicable data protection, privacy and other applicable Legal Requirements governing its collection, use, storage, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of such personally identifiable information or data.
     (z) To the Company’s knowledge and/or except as would not have a material impact on the Company’s business, there have not been any incidents of data security breaches resulting from the collection, use, storage, distribution, transfer, import, export, disposal or disclosure by the Company of personally identifiable information or data. To the Company’s knowledge and/or except as would not have a material impact on the Company’s business, there have not been any incidents of data security breaches resulting from the collection, use, storage, distribution, transfer, import, export, disposal or disclosure by any Related Party IP Holder of personally identifiable information or data that such Related Party IP Holder collects, uses, stores, distributes, transfers, imports, exports, disposes of or discloses on behalf of the Company.
     (aa) There have been no Actions against the Company by any other Person (including any Governmental Entity) regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure of personally identifiable information or data (including as a result of the conduct of the Company’s business or any violation of applicable Legal Requirement). There have been no Actions against any Related Party IP Holder by any other Person (including any Governmental Entity) regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure of personally identifiable information or data on behalf of the Company (including as a result of the conduct of such Related Party IP Holder’s business or any violation of applicable Legal Requirement).
     (bb) To the Company’s knowledge, the Company has not experienced any incident in which any personally identifiable information or data was stolen or subject to any unauthorized access or use. To the Company’s knowledge, no Related Party IP Holder has experienced any incident in which any personally identifiable information or data that is used in the Company’s business was stolen or subject to any unauthorized access or use.
     (cc) No Governmental Entity, university, college or other educational institution or research center or other Person has any claim of an ownership interest in any Owned Intellectual Property (including any Company Software Products). To the Company’s knowledge, no Governmental Entity, university, college or other educational institution or research center or other Person has any claim of an ownership interest in any Company Intellectual Property (including any Company Software Products) that is owned or purportedly owned by the Company or a Related Party IP Holder. No Governmental Entity, university, college or other educational institution or research center or other Person has any claim to a share of the Company’s or a Related Party IP Holder’s revenues or profits from, any Company Intellectual Property (including any Company Software Products).

     Section 4.17 Environmental Matters.
     (a) The Company is, and during the 18 months prior to the date of this Agreement has been, in compliance with all applicable Environmental Requirements, except for such noncompliance as would not have a Company Material Impact.
     (b) The Company has, and during the 18 months prior to the date of this Agreement has had, all material permits, material licenses and other material authorizations required under applicable Environmental Requirements, and is and during the preceding one year prior to the date of this Agreement has been, in compliance with such permits, licenses and authorizations except for such noncompliance as would not have a Company Material Impact.
     (c) The Company has not, within the 18 months prior to the date of this Agreement, received any written notice, including actions, suits and proceedings, from any government entity or any other Person that alleges that any of them is or was in violation of Environmental Requirements or has any liability arising under or relating to Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Company or its current or former facilities, which would reasonably be expected to have a Company Material Adverse Effect and to the Company’s knowledge, no such notice is threatened.
     (d) Except as would not have a Company Material Impact, the Company has not, within the 18 months prior to the date of this Agreement, released, disposed of or arranged for the release or disposal of any Hazardous Material in a manner or to a location that could reasonably be expected to result in liability to the Company under any Environmental Requirement and no Hazardous Material is otherwise present at or about any property or facility currently or, to the Company’s knowledge, formerly, owned, leased or operated by the Company, in amount or condition that could reasonably be expected to result in liability to the Company under or relating to any Environmental Requirement.
     Section 4.18 Affiliated Transactions. Schedule 4.18 contains a complete and correct list of all (i) transactions between the Company and any director, officer, senior employee or Affiliate of the Company, other than compensation paid to directors, officers or employees in the Ordinary Course of Business and (ii) agreements, arrangements or understandings by the Company, on the one hand, and any of its Affiliates, on the other hand, that (x) have been effected or entered into during the 18 months prior to the date of this Agreement and (y) individually required or require payments in excess of $120,000. No officer, director, management-level Business Employee or Affiliate of the Company or Seller (each, individually, a “Related Party” and, collectively, the “Related Parties”) holds or has held during the preceding year, directly or indirectly, (1) to the Company’s knowledge, (A) any 15% or greater equity or ownership interest in or direct employment or consulting relationship with any entity that purchases from or sells or furnishes to the Company any goods or services; or (B) a material beneficial interest in any Contract that required or require payments in excess of $120,000; or (2) any right, title or interest in or to any Intellectual Property used or held for use in or developed for the Company’s business (excluding any Intellectual Property where all right, title and interest in and to such Intellectual Property has been assigned, or will be assigned pursuant to Section 6.02, as of Closing to the Company in connection with the transactions contemplated hereby).

     Section 4.19 Compliance with Legal Requirements. The Company is, and during the preceding 18 months prior to the date of this Agreement has been, in compliance with all applicable Legal Requirements and applicable regulations of foreign, federal, state, provincial and local Governmental Entities to which the Company is currently or during such time has been subject (including the Children’s Online Privacy Protection Act of 1998, the Family Educational Rights and Privacy Act of 1974, any state or foreign educational records or privacy law, and the Individuals with Disabilities Education Act, in each case to the extent applicable to the Company), except for noncompliance which has not and would not reasonably be expected to result, individually or in the aggregate, in a Company Material Impact. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or other Person acting on behalf of any of the Company, has used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds. The Company has not received within the preceding 18 months any notice, action or assertion from any Governmental Entity, nor, to the Company’s knowledge, within the two years prior to the date hereof, has any notice, action or assertion been filed or commenced against the Company, in each case, alleging that the Company is or was not in material compliance with any applicable Legal Requirements or orders, judgments, injunctions or decrees. No representation or warranty is made in this Section 4.19 with respect to compliance with Legal Requirements relating to unlawful contributions or notices from Governmental Entities relating to matters covered by Section 4.09 (Taxes), Section 4.11 (Employee Benefit Plans) or Section 4.17 (Environmental Matters).
     Section 4.20 Governmental Licenses and Permits. Schedule 4.20 contains a list of all material permits and licenses of Governmental Entities (collectively, the “Company Licenses”) owned or possessed or used by the Company and no other permits and licenses of Governmental Entities are required in the conduct of their respective businesses or used by the Company in the conduct of its business, in each case as of the date of this Agreement. All of such Company Licenses held by, used by or issued to the Company are in full force and effect, and the Company or the holder of the Company License is in compliance in all material respects with each such Company License held by, used by or issued to it. No Action is pending, nor to the Company’s knowledge is threatened, to suspend, revoke, revise, limit, restrict or terminate any such Company License or declare any such Company License invalid.
     Section 4.21 Litigation. (i) There are no Actions pending or, to the Company’s knowledge, threatened against, and during the 18 months prior to the date hereof there have not been any Actions pending, or to the Company’s knowledge, threatened against the Company, and (ii) to the Company’s knowledge, there are no Actions pending or threatened against the Company Leased Real Property, in the case of each of (i) and (ii), whether at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, domestic or foreign, which if determined adversely to the Company has resulted or would reasonably be expected to result in a loss (to the Company or, if the Company is or was a plaintiff, suffered by the Company) of in excess of $500,000, individually or in the aggregate, or injunctive relief. The Company is not subject to any material outstanding judgment, order or decree of any court or Governmental Entity.

     Section 4.22 Vendor Relationships. The Company has not received written notification since the date one year prior to the date hereof from any current or former material or sole source vendor to the Company that could not be replaced without significant interruption in which such vendor has notified of its intent to terminate or fail to renew its relationship with the Company (including with respect to the terms or quantity of business such supplier does with the Company).
     Section 4.23 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, commission or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company or any of its Affiliates, that is or will be payable by the Company or any of its Affiliates.
     Section 4.24 No Other Representations. Except for the representations and warranties contained in this Agreement or in any other Transaction Document, the Company makes no express or implied representation or warranty in respect or on behalf of the Company or any of its Affiliates, and the Company disclaims any such representation or warranty, whether by the Company or any of its officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Parent, Corporate Merger Sub, LLC Merger Sub or any of their officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, CORPORATE MERGER SUB
AND LLC MERGER SUB
          Except as disclosed in the disclosure schedules dated as of the date of this Agreement and delivered by Parent, Corporate Merger Sub and/or LLC Merger Sub to Seller herewith (the “Parent Disclosure Schedules”) (it being understood that the disclosure of any fact or item in any section of the Parent Disclosure Schedules shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section only to the extent that it is reasonably apparent that such fact or item is relevant to such other section), Parent, Corporate Merger Sub and LLC Merger Sub represent and warrant to the Company and Seller as of the date of this Agreement that:
     Section 5.01 Organization. Parent (i) is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Delaware, (ii) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its businesses as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of businesses as now conducted requires it to be so qualified or licensed, except, in the case of clauses (i) through (iii), where the failure to be so qualified or licensed or in good standing would not have a material adverse effect on Parent. The copies of Parent’s Certificate of Incorporation (the “Parent Certificate”) and Bylaws (the “Parent Bylaws”) that are listed as exhibits to Parent’s

Annual Report on Form 10-K for the year ended June 30, 2009 are true, complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent Bylaws.
     Section 5.02 Ownership and Operations of Corporate Merger Sub and LLC Merger Sub.
     (a) Corporate Merger Sub and LLC Merger Sub were each formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
     (b) All of the outstanding capital stock of Corporate Merger Sub is owned directly by Parent. Except as arising pursuant to the Mergers, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Corporate Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Corporate Merger Sub or obligating Corporate Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Corporate Merger Sub, by sale, lease, license or otherwise. Except as arising pursuant to the Mergers, there are no obligations, contingent or otherwise, of Corporate Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Corporate Merger Sub.
     (c) All of the outstanding membership interests of LLC Merger Sub are owned directly by Parent. Except as arising pursuant to the Mergers, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which LLC Merger Sub is a party of any character relating to the issued or unissued membership interests of, or other equity interests in, LLC Merger Sub or obligating LLC Merger Sub to grant, issue or sell any membership interests of, or other equity interests in, LLC Merger Sub, by sale, lease, license or otherwise. Except as arising pursuant to the Mergers, there are no obligations, contingent or otherwise, of LLC Merger Sub to repurchase, redeem or otherwise acquire any membership interests of LLC Merger Sub.
     (d) Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement or any Transaction Document, Corporate Merger Sub and LLC Merger Sub have not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     Section 5.03 Authorization; Anti-takeover Statute.
     (a) Each of Parent, Corporate Merger Sub and LLC Merger Sub possesses all requisite corporate or limited liability power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. All corporate or limited liability company actions and proceedings required to be taken by or on the part of it to authorize and permit the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party have been duly and properly taken by Parent, Corporate Merger Sub and LLC Merger Sub, subject, in the case of the issuance of Parent Common Stock upon conversion of the Parent Special Stock, to receipt of the Stockholder

Approval. This Agreement has been, and each other Transaction Document to which Parent, Corporate Merger Sub or LLC Merger Sub is a party has been, duly executed and delivered by Parent, Corporate Merger Sub and LLC Merger Sub. This Agreement constitutes, and each other Transaction Document to which Parent, Corporate Merger Sub or LLC Merger Sub is a party constitutes, when so duly executed and delivered, a valid and binding obligation of Parent, Corporate Merger Sub and LLC Merger Sub, enforceable against Parent, Corporate Merger Sub and LLC Merger Sub in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) The respective board of directors or board of managers of Parent, Corporate Merger Sub or LLC Merger Sub has unanimously (i) determined that this Agreement and the other Transaction Documents to which such entity is party and the transactions contemplated hereby and thereby, including the Mergers, in accordance with the DGCL and the Delaware Act, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of such entity in accordance with the DGCL and the Delaware Act and (ii) approved this Agreement and the other Transaction Documents to which such entity is a party, the execution, delivery and performance of this Agreement and the other Transaction Documents to which such entity is a party and the consummation of the transactions contemplated hereby and thereby, including the Mergers, on the terms and subject to the conditions set forth herein and in accordance with the DGCL and the Delaware Act.
     (c) The Parent Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby (including the Mergers).
     Section 5.04 Valid Issuance of Parent Special Stock. The Parent Special Stock, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the other Transaction Documents, applicable state and federal securities laws and Liens or encumbrances created by or imposed by Seller. Assuming the accuracy of the representations of Seller in this Agreement, the Parent Special Stock will be issued in compliance with all applicable federal and state securities laws.
     Section 5.05 No Conflict; Required Filings and Consents. Neither (x) the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent, Corporate Merger Sub or LLC Merger Sub nor (y) the consummation of the transactions contemplated hereby and thereby will: (i) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Parent, Corporate Merger Sub or LLC Merger Sub; (ii) violate any Legal Requirement or decree to which Parent, Corporate Merger Sub or LLC Merger Sub is, or its assets or properties are subject or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Parent is a party or by which it is bound or that could reasonably give any party a right to rescind the transactions contemplated hereby; or (iv) require any material permit, authorization, consent or approval of, or notice to, any Governmental Entity (other than the filing with the SEC of the Proxy Statement prior to obtaining the Stockholder Approval and a Current Report on Form 8-K relating to the transactions contemplated hereby) in order for the Parties to consummate the Mergers and transactions contemplated, except: (A) in the case of either clause (ii) or (iii), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not materially affect Parent’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party; or (B) that none of Parent, Corporate Merger Sub or LLC Merger Sub makes any representation with respect to the obligation (or lack thereof) of any Party to make any filing under the HSR Act in connection with this Agreement or any other Transaction Document.
     Section 5.06 Capitalization.
     (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of July 12, 2010, (i) 30,456,205 shares of Parent Common Stock were issued and outstanding (including 188,139 shares of Parent Restricted Stock), (ii) no shares of Parent Preferred Stock were issued and outstanding; and (iii) no shares of Parent Common Stock were held in treasury. As of July 12, 2010, there were 5,328,322 shares of Parent Common Stock authorized and reserved for future issuance under Parent Stock Plans (including, as of July 12, 2010 outstanding Parent Options to purchase 4,077,868 shares of Parent Common Stock). As of July 12, 2010, 124,505 shares of Parent Common Stock were authorized or reserved for future issuance under outstanding Parent Warrants. Except as set forth above, as of July 12, 2010, no shares of capital stock of, or other equity or voting interests in, Parent, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares that may be issued pursuant to outstanding awards under Parent Stock Plans or outstanding Parent Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights.
     (b) All outstanding shares of capital stock of Parent and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights. There are no outstanding (i) equity interests or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of Parent or (iii) options, warrants, stock appreciation rights, phantom stock, equity or equity-based compensation awards, whether granted under any Parent Stock Plan or otherwise, or other rights to acquire from Parent, or other obligations of Parent to issue, deliver or sell, any capital stock, other equity interests or voting securities or securities convertible into or exchangeable for capital stock, other equity interests or voting securities of Parent except as set forth in Section 5.06(a) or in the Parent SEC Filings.
     (c) The shares of Parent Special Stock, when issued and delivered in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

     Section 5.07 SEC Filings; Financial Statements.
     (a) Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 1, 2007 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in each case except as corrected by subsequent amendment or Parent SEC Filing filed prior to the date hereof.
     (b) Set forth in the Parent SEC Filings are (i) an unaudited consolidated balance sheet as of March 31, 2010 (the “Latest Parent Balance Sheet”), and the related unaudited consolidated statements of income and cash flow of Parent for the 3-month period then ended and (ii) an audited consolidated balance sheet as of June 30, 2009, and the related audited consolidated statements of income and cash flow of the Company for the 12-month period then ended (together with the Latest Parent Balance Sheet, the “Parent Financial Statements”). Except as set forth in the Parent SEC Filings, such Parent Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP consistently applied throughout the periods referred to therein and present fairly in all material respects the consolidated financial condition and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein (subject to normal year-end audit adjustments, which will not be material in amount or effect, and the absence of footnotes and other presentation items).
     (c) Except as set forth in the Parent SEC Filings, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since July 1, 2007, neither Parent nor any of its Subsidiaries has received any notification from its internal audit personnel or its independent public accountants of a “material weakness” in Parent’s internal controls. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in Release 2004 001 of the Public Company Accounting Oversight Board.
     (d) Except as set forth in the Parent SEC Filings, Parent maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s (the “SEC”) rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has carried out all required evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
     Section 5.08 Requisite Vote. The only vote of any class or series of Parent’s capital stock necessary to approve (i) the rights of holders of Parent Special Stock to convert such stock into shares of Parent Common Stock and (ii) the voting rights of the Parent Special Stock, in each case in accordance with the Series A Special Stock Certificate of Designations, is the affirmative vote of a majority of the total votes cast by the holders of Parent Common Stock at the Parent Stockholders’ Meeting (the “Stockholder Approval”).
     Section 5.09 No Material Adverse Effect. Except as set forth in the Parent SEC Filings, since March 31, 2010, there has not been any event, change, development, condition, occurrence or effect that individually or in the aggregate has had a Parent Material Adverse Effect.
     Section 5.10 Tax Matters. It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).
     Section 5.11 Litigation. Except as set forth in the Parent SEC Filings, there are no Actions pending or, to Parent’s knowledge, threatened against Parent or its Subsidiaries which could reasonably be expected to prevent Parent or any of its Subsidiaries from consummating, or is otherwise related to, the transactions contemplated hereby or the other Transaction Documents.
     Section 5.12 Form S-3. Parent is eligible to register Parent Common Stock for resale by Seller on a registration statement on Form S-3 under the Securities Act as of the hereof.
     Section 5.13 Brokerage. No broker, finder, investment banker or other Person is entitled to any brokerage commissions, finders’ fees, commission or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Parent, Corporate Merger Sub or LLC Merger Sub, that is or will be payable by Parent, Corporate Merger Sub or LLC Merger Sub.
     Section 5.14 Opinion of Financial Advisor. The Parent Board has received the opinion of Duff & Phelps, LLC, substantially to the effect that, as of the date of its opinion, the consideration to be paid in the Mergers is fair to Parent and its stockholders (other than Learning Group LLC and its Affiliates) from a financial point of view. This information is provided for informational purposes only and shall not be relied upon by Seller or the Company or any of their respective Affiliates for any purpose.
     Section 5.15 No Other Representations. Except for the representations and warranties contained in this Agreement, none of Parent, its Subsidiaries (including Corporate Merger Sub and LLC Merger Sub) or any other Person makes any express or implied representation or warranty in respect or on behalf of Parent or its Subsidiaries, and Parent disclaims any such representation or warranty, whether by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the business or assets of Parent and its Subsidiaries, notwithstanding the delivery or disclosure to Seller or Parent or any of their officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS; POST-CLOSING COVENANTS
     Section 6.01 Efforts; Consents; Filings.
     (a) Each Party shall use its commercially reasonable efforts to provide all notices and obtain all consents necessary under any Contracts, customer orders, licenses, permits and other rights of the Company, including those set forth on Schedule 6.01 and those which require the consent of such parties related to the consummation of the transactions contemplated hereby. The Company shall be responsible for, and shall control any, negotiations with third parties regarding any such consents from and after the Closing. Seller shall not, and shall ensure that its Affiliates do not, (i) propose or agree to the payment of any amounts or to any modification to the terms of any Contract for purposes of obtaining any such consent or (ii) purport to bind Parent, the Company or any of their respective Subsidiaries relating to any of the foregoing. Seller and Parent shall share equally the costs to obtain any such consents, provided, however, that in no event shall Seller or any of its Affiliates be required to (1) expend in excess of $25,000 in the aggregate to obtain any such consents or (2) offer or grant any accommodation (financial or otherwise) to any third party, or agree to any amendment or waiver to any Contract, that would adversely affect the Seller’s Affiliates’ businesses after the Closing, in connection with obtaining such consents.
     (b) Each of the Parties shall use its commercially reasonable efforts to make or cause to be made all filings and submissions required under any Legal Requirements applicable to any Party related to the consummation of the transactions contemplated hereby. Each Party shall coordinate and cooperate with the other Parties in exchanging such information and assistance as such other Party may reasonably request in connection with all of the foregoing.
     (c) Without limiting the generality of the foregoing, Seller shall, and shall cause all of its Affiliates to, consent to the execution and delivery of this Agreement and the other Transaction Documents and of the consummation of the transactions contemplated hereby and thereby, and shall, and shall cause all of its Affiliates to, waive any right of notification, termination, acceleration, or other right of default, breach or conflict under all Contracts to which it is or they are party with the Company (other than this Agreement or any other Transaction Document) and where such right arises as a result of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
     (d) The Parties agree that the transactions contemplated by this Agreement are not subject to the HSR Act notification and waiting requirement.

     (e) Subject to Section 6.01(d), (i) to the extent required by applicable Legal Requirement, each Party shall supply promptly any information and documentary material that may be requested by any Governmental Entity, and (ii) the Parties shall use their commercially reasonable efforts to (A) resolve any objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable, and (B) obtain any regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals from any Governmental Entity necessary to consummate the transactions contemplated by this Agreement.
     (f) Seller agrees that it will provide any notification known to be required with, or reasonably requested by, an accrediting authority related to a change of control of the Company.
     Section 6.02 Pre-Closing Transactions. Immediately prior to the First Merger Effective Time, Seller shall have consummated and Seller shall have caused its Affiliates and Related Parties to have consummated the following transactions (collectively, the “Pre-Closing Transactions”):
     (a) Terminate the License Agreement, dated January 1, 2009, as amended, between the Company and KU Online Services Inc.;
     (b) Terminate the Master Development Services Agreement, dated January 1, 2009, between the Company and KU Online Services Inc.;
     (c) Terminate the Shared Services Agreement, dated April 28, 2007, between the Company and Knowledge Learning Corporation;
     (d) Terminate the Master Information Technology Outsourcing Services Agreement, dated as of April 28, 2007, as amended, between the Company and Knowledge Universe Pte. Ltd.;
     (e) Enter into the Joint Litigation Agreement, dated as of the date hereof, between Seller and the Company;
     (f) Enter into the Assignment and Assumption Agreement, dated as of the date hereof, between the Company and Seller;
     (g) Enter into an Intellectual Property Assignment in the form attached hereto as Exhibit I (the “IP Assignment”), executed by Seller, and any Related Party IP Holder party thereto;
     (h) Enter into a Bill of Sale in the form attached hereto as Exhibit J (the “Bill of Sale”), executed by Knowledge Learning Corporation and the Company, whereby Knowledge Learning Corporation shall assign the assets listed on Schedule 6.02(h) to the Company;
     (i) Assign all their right, title and interest in and to the KUOS Curricula (including all copyrights therein and all right, title and interest in and to the curricula listed in Schedule A to the IP Assignment) to the Company; and

     (j) Transfer the employment of each Business Employee to the Company (the “Employee Transfer”) and not transfer the employment of any other person to the Company, and Seller has or has caused Employer to have transferred to the Company all associated employment records of the Business Employees and all rights of Employer or any if its Affiliates as an employer of such Business Employee, including with respect to any rights regarding work done related to the Company, subject to any limitations imposed by any applicable Legal Requirements.
Seller shall ensure after the Closing that its Affiliates shall take all further action, if any, necessary to effect any of the Pre-Closing Transactions.
     Section 6.03 Delivery of Written Consents. Immediately following the execution of this Agreement and prior to the filing of the Certificate of Merger, Parent shall deliver to Seller the Parent Corporate Written Consent and the Parent LLC Written Consent and Seller shall deliver to Parent the Seller Written Consent.
     Section 6.04 Proxy Statement; Parent Stockholders’ Meeting.
     (a) From and after the Closing, Parent shall, and Seller shall cooperate with Parent in order to, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a preliminary proxy statement pursuant to Section 14(a) of Exchange Act (the “Proxy Statement”), which shall include proxy materials for the purpose of soliciting proxies from Parent’s stockholder to obtain the Stockholder Approval at a duly convened stockholders’ meeting at which the Stockholder Approval will be considered (the “Parent Stockholders’ Meeting”). In addition, Parent shall prepare and file with the SEC any other Parent SEC Filings as and when required or requested by the SEC in connection with the transactions contemplated hereby as provided in this Section 6.04. Seller will furnish to Parent all information relating to it or any of its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and such other filings promptly following request therefor from the Company, and Parent and Seller otherwise shall cooperate with each other in the preparation of the Proxy Statement and any other Parent SEC Filings. Parent acknowledges and agrees that none of the information with respect to Parent or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Seller covenants and agrees that none of the information provided by it with respect to Seller, any of its Affiliates or the Company to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall promptly notify Seller of the receipt of any comments of the SEC with respect to the Proxy Statement or any other Parent SEC Filings related thereto and of any requests by the SEC for any amendment or supplement thereto or for additional information related thereto and shall provide to Seller copies of all correspondence between the Company or any representative of Parent and the SEC related thereto. Parent shall give Seller and its counsel the opportunity to review the Proxy Statement and any other Parent SEC Filings related thereto for a reasonable time as is reasonably practicable prior to their being filed with the SEC and shall give Seller and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments for a reasonable time prior to their being filed with, or sent to, the SEC. Parent shall in good faith consider Seller’s reasonable comments on any such documents. Parent agrees to use its commercially reasonable efforts, after consultation with the other Parties hereto, to respond promptly to all such comments of and requests by the SEC, and resolve all such comments as promptly as reasonably practicable.
     (b) Without limiting the foregoing, Parent (i) will file the preliminary Proxy Statement with the SEC no later than the later of (x) 15 Business Days after the completion of the Company Audited Financial Statements or (y) 15 Business Days after the completion of the filing and mailing of the definitive proxy materials relating to Parent’s 2010 Annual Meeting of holders of Parent Common Stock (“Parent’s 2010 Annual Meeting”), (ii) will file with the SEC and mail to the stockholders of Parent the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Parent Common Stock entitled to vote at the Parent Stockholders’ Meeting within five Business Days (or such longer period of time as necessary to complete broker searches) following, as applicable, (x) the tenth calendar day following the date that the preliminary Proxy Statement is filed, in the event that the SEC does not review the Proxy Statement, or (y) the date that the Company is notified by the SEC that the SEC has no further comments on the preliminary Proxy Statement or the most recent amendment thereto filed with the SEC; provided, however, that Parent shall not be required to file or mail the definitive Proxy Statement prior to mailing the Proxy Statement Parent’s 2010 Annual Meeting, and (iii) will duly call, notice and convene and hold the Parent Stockholders’ Meeting not later than 21 Business Days after the Proxy Statement is mailed to its stockholders; provided, however, that Parent shall not be required to hold the Parent Stockholders’ Meeting on or prior to the date of Parent’s 2010 Annual Meeting. Seller acknowledges and agrees that Parent Stockholders’ Meeting may also be Parent’s 2010 Annual Meeting if Parent shall determine that to be advisable. Notwithstanding anything in the foregoing, except for Parent’s 2010 Annual Meeting, under no circumstances will Parent hold a stockholder meeting prior to holding and completing the Parent Stockholders’ Meeting.
     (c) Parent will, promptly upon written request therefor by Seller or the Company, pay or reimburse Seller and the Company for all reasonable and documented out-of-pocket costs incurred from and after July 1, 2010 at the request and direction of Parent in writing for the preparation of information related to Seller or the Company (including, if appropriate, the Audited Company Financial Statements) for inclusion in the Proxy Statement, other than those costs, including legal and other transaction advisory fees and expenses, incurred by or on behalf of Seller or the Company on or prior to the Closing in connection with the negotiation, preparation or execution of this Agreement or the consummation of the Mergers (collectively, the “Seller Proxy Expenses”). Notwithstanding the foregoing, Parent shall have no obligation to reimburse Seller or the Company for any Seller Proxy Expenses (a) that are in excess of the estimates of Seller Proxy Expenses presented to and approved in writing by Parent unless subsequent presentment and approval for any such excess amount is obtained, or (b) that are incurred from and after the date on which Parent instructs the Company or Seller that it will not reimburse for any Seller Proxy Expenses that have not been incurred as of such date (until such time as, and solely to the extent that, Parent has withdrawn or modified such instruction); provided, that neither Seller nor the Company shall be obligated to incur further Seller Proxy Expenses or prepare any further information for inclusion in the Proxy Statement upon receipt of such instruction from Parent. For purposes of clarity, the Seller Proxy Expenses that Parent is obligated to pay or reimburse pursuant to this Section 6.04(c) (i) will not be treated as a current liability of the Company for purposes of calculating Net Working Capital Amount and (ii) the full amount of any such Seller Proxy Expenses paid by the Company prior to the Closing and not reimbursed by Parent shall be treated as a current asset of the Company for purposes of calculating the Net Working Capital Amount.
     (d) Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board (the “Parent Board Recommendation”) that the stockholders of Parent approve (i) the rights of holders of Parent Special Stock to convert such stock into shares of Parent Common Stock and (ii) the voting rights of the Parent Special Stock, in each case, in accordance with the Series A Special Stock Certificate of Designations. Parent shall use its commercially reasonable efforts to obtain the Stockholder Approval. Neither the Parent Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, the Parent Board Recommendation unless and only to the extent that the Parent Board determines, in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to its stockholders to not withdraw or modify the Parent Board Recommendation. In the event the Parent Board determines to withdraw or modify the Parent Board Recommendation, Parent shall promptly notify Seller of such determination in writing, such notice to set forth in reasonable detail the basis for such determination, and shall refrain, and shall cause its Affiliates to refrain, from making any public announcement of such determination until three Business Days after delivery of such notice.
     Section 6.05 Access to Books and Records. Upon request by any Party, each other Party will permit the requesting Party and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to all of its or its Affiliates’ books, records, premises, properties and personnel related to the business or assets of the Company; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Person to take any such action if it (x) may result in a waiver or breach of any attorney/client privilege, (y) could reasonably be expected to result in violation of applicable Legal Requirement, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations. Without limiting the generality of the immediately preceding sentence, such reasonable access may be for the purposes of (i) monitoring or enforcing rights or obligations of any Party under this Agreement or any of the Transaction Documents, (ii) complying with the requirements of any Governmental Entity or (iii) effecting the transactions contemplated hereby. Unless otherwise consented to in writing by the other Party, each Party agrees to maintain, and cause its Affiliates to maintain, the files or records which are contemplated by the first sentence of this Section 6.05 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for three years following the Closing Date.

     Section 6.06 Director and Officer Liability and Indemnification.
     (a) For a period of six years after the Closing, Parent shall not, and shall not permit the Surviving Entity to amend, repeal or modify any provision in the Surviving Entity’s certificate or articles of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors prior to the First Merger Effective Time (unless required by Legal Requirement) unless such amendment would not affect the rights or obligations of the Surviving Entity’s officers and directors for events arising prior to the First Merger Effective Time, it being the intent of the Parties that the officers and directors of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the law for events arising prior to the First Merger Effective Time. During such period, Parent and the Surviving Entity shall honor the indemnification and other obligations of the Surviving Entity to the officers and directors of the Company prior to the First Merger Effective Time for events arising prior to the First Merger Effective Time to the fullest extent of the law as provided under such certificate or articles of incorporation or bylaws (or other organizational documents).
     (b) In the event that after the Closing Date, the Surviving Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Entity, honor the indemnification and other obligations of the Surviving Entity to the officers and directors of the Company prior to the First Merger Effective Time, including under this Section 6.06.
     Section 6.07 Employee Matters.
     (a) Each Business Employee whose employment is transferred pursuant to Section 6.02(a) shall be referred to herein as a “Transferred Employee.” Effective as of the Closing, each Transferred Employee shall cease to be an employee of Knowledge Learning Corporation (“Employer”) or its Affiliates and shall cease to participate in any Business Employee Benefit Plan. Parent and Seller intend and shall each use commercially reasonable efforts to ensure that (1) the Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing and (2) for purposes of any Business Employee Benefit Plan providing severance or termination benefits, or any comparable plan, program, policy, agreement or arrangement of Parent or any of its Affiliates, the transactions contemplated by this Agreement shall not constitute a termination of employment of any Transferred Employee prior to or upon the consummation of such transactions.
     (b) For a period of one year from and after the Closing Date, Parent shall provide (or cause the Surviving Entity to provide) each Transferred Employee with (i) base compensation/wage rate that is no lower than that provided to such Transferred Employees as of July 1, 2010; (ii) bonus opportunity that is no less favorable than that provided to similarly situated employees of Parent; and (iii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Parent. For purposes of eligibility, vesting, participation and benefit accrual under Parents’ and its Affiliates’ plans and programs providing employee benefits to Transferred Employees after the Closing Date (the

“Post-Closing Plans”), each Transferred Employee shall be credited with his or her years of service with Seller and/or its Affiliates before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar Business Employee Benefit Plans in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits.
     (c) Without limiting the generality of any other provision of this Agreement, to the extent permitted under each applicable Post-Closing Plan; (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Closing Plans; (ii) for purposes of each Post-Closing Plan providing medical, dental, hospital, pharmaceutical or vision benefits to any employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Business Employee Benefit Plans), and (iii) Parent shall cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee and/or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Plan, on or prior to the Closing Date, Parent shall use its commercially reasonable efforts to amend or modify the applicable Post-Closing Plan to ensure that the provisions of this Section 6.07(c) are permitted by the terms of each applicable Post-Closing Plan.
     (d) Parent shall adopt and, for a period of at least one year following the Closing Date, maintain a severance plan that provides severance payments and benefits to the Transferred Employees that are no less favorable than those that would have been available to such Transferred Employees immediately prior to the Employee Transfer under the Knowledge Learning Corporation Severance Pay Plan, as amended through the date hereof, assuming all eligibility requirements had been satisfied by the Transferred Employees at such time.
     (e) Without limiting the generality of any other provision of this Agreement, on the Closing Date, Parent shall, or shall cause an Affiliate of Parent to, have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Parent 401(k) Plan”). Each Transferred Employee who is eligible to participate in a 401(k) plan maintained by Seller or its Affiliates immediately prior to the Employee Transfer (a “Seller 401(k) Plan”) shall be eligible to participate in the Parent 401(k) Plan as of the Closing Date. Parent shall cause the Parent 401(k) Plan to accept a “direct rollover” to such Parent 401(k) Plan of the account balances of each Transferred Employee (including promissory notes evidencing outstanding loans) under any Seller 401(k) Plan, if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.
     (f) Except as specifically provided in this Section 6.07, nothing in this Agreement shall prohibit or restrict Parent or any of its Affiliates from modifying or amending the terms and conditions of employment of any Transferred Employee (including the terms and conditions of any Post-Closing Plan) or terminating the employment of any Transferred Employee after the Closing Date.
     (g) Parent shall cause the Surviving Entity to assume and honor all vacation days and other paid-time-off accrued or earned, but not yet taken, by each Transferred Employee as of the Closing Date, in each case, to the extent set forth on Schedule 6.07(g) which shall be delivered by Seller to Parent no later than five Business Days after the Closing Date.
     (h) Except as otherwise specifically provided in this Section 6.07, effective as of the Closing, Seller shall retain liability and responsibility for all employment and employee-benefits related Liabilities (including those arising under any Business Employee Benefit Plan) that (i) relate to any Business Employee (or any dependent or beneficiary of any Business Employee) and that are incurred or arise as a result of events that occurred prior to or upon Closing, (ii) relate to the Company’s Long Term Incentive Plan, or (iii) arise under any Employee Benefit Plan, and neither Parent nor the Surviving Entity shall have any liability or responsibility for any such Liabilities. For the avoidance of doubt, neither Parent nor the Surviving Entity shall have any liability or responsibility for any Losses for any current or former employee of the Seller or any of its Affiliates that does not become a Transferred Employee.
     (i) Seller shall disclose to Parent, by date and location, all hirings and layoffs of Business Employees in the 90-day period prior to the Closing on Schedule 6.07(i).
     (j) On and following the Closing Date, Seller and Parent (or the Surviving Entity, as applicable) shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.07, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverage, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Legal Requirement, including without limitation, any Legal Requirement relating to the safeguarding of data privacy.
     (k) Notwithstanding any other provision herein to the contrary, the provisions of this Section 6.07 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any person (including for the avoidance of doubt any Transferred Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.07 or under or by reason of any provision of this Agreement).
     Section 6.08 Non-Competition and Non-Solicitation. In order to induce Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby covenants as follows:
     (a) During a period of 3 years from the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Subsidiaries not to, operate, own or manage any business which directly competes with the Business, except that the ownership, operation or management of any Permitted Investments shall not be deemed to be a breach of this Section 6.08(a).

     (b) During the Restricted Period, Seller shall not, and shall cause its direct and indirect controlled Subsidiaries not to, directly or indirectly recruit or solicit for employment, hire or employ, or induce or attempt to induce any termination of employment or hiring or employment of, any Specified Protected Employee. In addition, without limiting the foregoing, during the period of one year from the Closing Date, Seller shall not directly or indirectly recruit or solicit for employment, hire or employ, or induce or attempt to induce any termination of employment or hiring or employment of, any Protected Employee. Notwithstanding the foregoing, nothing in this Section 6.08(b) shall preclude Seller or its direct and indirect controlled Subsidiaries, from (i) hiring any employee who has been terminated by the Surviving Entity or its Affiliates, (ii) employing or contacting any employee who contacts Seller or its direct and indirect controlled Subsidiaries or their respective agents on his or her own initiative without any otherwise prohibited solicitation, or (iii) placing general solicitations not specifically directed at any of the Protected Employees.
     (c) The restrictive covenants contained in this Section 6.08 are each covenants independent of any other provision of this Agreement, and the existence of any claim which any Party may allege against any other party to this Agreement whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Seller acknowledges that Parent, LLC Merger Sub and Corporate Merger Sub are entering into this Agreement and consummating the transactions contemplated hereby in reliance on the goodwill of the Company and the covenants contained in this Section 6.08, such covenants in this Section 6.08 are essential to the protection of Parent and the Surviving Entity and that Parent would not enter into this Agreement or consummate the transactions contemplated hereby but for these covenants. Each of the Parties, on behalf of itself and its Subsidiaries and Affiliates, (i) acknowledge and agrees that the monetary damages for any breach of this Section 6.08 would be inadequate, (ii) agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of the inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Section 6.08, (iii) hereby waives any and all defenses it may have on the ground of damages as an adequate remedy at law, and (iv) agrees that the prevailing party in any enforcement action or court proceeding under this Section 6.08 shall be entitled to the extent permitted by law to reimbursement from the other party for all of the prevailing party’s reasonable costs, expenses and attorneys’ fees. If a court of competent jurisdiction declares in a final judgment that any term or provision of this Section 6.08 is invalid or unenforceable the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, in this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     Section 6.09 Orderly Transition.
     (a) Company Audit. From and after the Closing, upon the request of Parent, Seller shall, and shall cause each of their respective officers, Affiliates and employees to, provide to Deloitte & Touche LLP, or if D&T is unable or unwilling to do so, another auditor reasonably acceptable to Parent and Seller (“D&T”), all information and documents reasonably requested by Parent or D&T and not in the possession of Parent or any of its Subsidiaries, and shall otherwise make themselves reasonably available to Parent and D&T during normal business hours and after reasonably notice, in connection with any audit and review of the Company Financial Statements or any other financial statements of the Company (including any pro forma financial statements required to be included in the Proxy Statement or filed by Parent on a Current Report or Form 8-K as a result of the Mergers), including, if necessary, executing such customary representation letters as shall be reasonably requested by D&T, and to assist Parent or D&T in preparing audited or unaudited historical or pro forma financial statements. The audited financial statements of the Company arising from any such audit shall be referred to as the “Audited Company Financial Statements”. Parent shall be solely responsible for the fees of D&T incurred in connection with such preparation or audit. Parent shall not be obligated to reimburse Seller for the time of Seller’s respective Affiliates or employees required to prepare the Company Financial Statements or to comply with Seller’s other obligations under this Section 6.09(a). Seller shall, and shall cause its Affiliates to, request (including granting access to any relevant audit papers to the maximum extent permitted by applicable professional standards) any of their current or former auditors to cooperate with, and provide all necessary consents with respect to filings with the SEC of Parent (including consents to either directly include in a filing with the SEC or incorporate by reference the auditor’s audit opinion for the respective years), all in connection with information related to the Company, which is required in any filings to be made by Parent with the SEC or required under any securities exchange on which securities of Parent may be listed or traded.
     (b) Insurance. Parent is aware that the Company is covered by group insurance policies maintained by Seller or one or more of Seller’s Affiliates and that the Company may not be covered by such group insurance policies after the Closing for losses arising from events occurring after the Closing Date. Upon request of Parent after the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to notify the insurance carrier under such policies of any available claims for recovery of losses arising out of any events related to the Company or its business occurring on or prior to the Closing Date (to the extent the loss was not paid prior to the Closing Date or was not reflected as a current liability in the Conclusive Closing Statement) and to collect such losses, and shall permit Parent to participate and assist in any claims and collection procedures related thereto, and such Seller shall, or shall cause such Affiliate to, remit to Parent any such proceeds which Seller or such Affiliate is required to remit with respect to such claims made pursuant to this sentence.
     (c) Litigation Support. In the event and for so long as any Party is actively contesting or defending against any Action commenced by any third party with respect to (i) any transaction contemplated by this Agreement or any other Transaction Document or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving the Company or its business, the other Party will, and will cause its Affiliates to, cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its and its Affiliates’ personnel and provide such testimony and access to its and its Affiliates’ books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor pursuant to Article VII); provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to take any such action to the extent that (x) it may result in a waiver or breach of any attorney/client privilege, (y) it could reasonably be expected to result in violation of applicable Legal Requirement or increased Taxes for such Party, or (z) providing such access or information would be reasonably expected to be unreasonably disruptive to its operations; provided, further, that, for the avoidance of doubt, as of the First Merger Effective Time, Parent and its Affiliates shall be considered Affiliates of the Company for purposes of the Joint Litigation Agreement and shall cause the Surviving Entity to continue to comply with the obligations of the Company as set forth therein.
     (d) Collections. If and to the extent Seller or its Affiliates receives any payments after the Closing Date which relate to the Company or its business, Seller shall, or shall cause such Person to, forward such payments to the Surviving Entity without undue delay.
     (e) Bank Accounts, Phones, Emails. Seller will, and will cause its Affiliates to, cooperate with Parent to transfer, effective at the Closing, any bank accounts dedicated to the Company or its business, notify any customers of the Company of any post-Closing accounts receivable, account changes, transfer to the name of the Company any phone numbers used by the Business Employees or the Company prior to the Closing and implement a process for forwarding email of the Company and other communications to Parent or the Surviving Entity.
     (f) Referrals. From and after the Closing Date and until one year following the date thereof, Seller shall, and shall cause its Affiliates to, refer all customer or supplier inquiries received by such Person relating to the Company or its business to the Surviving Entity or Parent (other than for referrals for business for which Seller is permitted to engage in pursuant to Section 6.09(a)).
     (g) Books and Records. Seller shall keep and procure that its Affiliates will keep, and the Company shall keep, all business books and records relating to any period prior to the Closing Date in accordance with any applicable Legal Requirement and in any event for at least for five years after Closing.
     (h) Protection of Company Confidential Information. Seller shall, and shall cause each of its Affiliates to, enforce all rights and obligations under any non-disclosure and confidentiality agreement (or similar provision in any other agreement) to which Seller or any such Affiliate is a party (and that is not directly enforceable by the Surviving Entity or its Subsidiaries) restricting the use or disclosure of confidential or proprietary information related to the Company for the benefit of the Company, as requested by Parent or the Surviving Entity and at the cost of the Surviving Entity.
     (i) Credit Support Instruments. Seller shall, and shall cause its Affiliates to, maintain in effect any guarantees, letters of credit, performance bonds, sureties and/or similar assurances of payment issued by or in the name of Seller or any of its Affiliates for or on behalf of the Company in connection with any customer or supplier Contracts or proposals or other business requirements of the Company (the “Credit Support Instruments”) outstanding as of the Closing for three months following the Closing. The Company shall provide replacement Credit Support Instruments (issued instead by or in the name of Parent or the Company) and terminate the related Credit Support Instrument issued by or in the name of Seller or any of its Affiliates outstanding as of the Closing and shall reimburse Seller or such Affiliate for any amounts required by Seller or such Affiliate to be paid following the Closing Date on the Credit Support Instruments outstanding as of the Closing until terminated.
     Section 6.10 Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent and Seller for certain tax matters following the Closing Date:
     (a) Responsibility for Filing Tax Returns.
     (i) Tax Periods Ending on or before the Closing Date. Parent shall prepare or cause to be prepared in accordance with the past practice of the Company and file or cause to be filed all Tax Returns for the Company for all periods ending prior to or including the Closing Date which are not filed as of the Closing Date and shall pay all Taxes reflected on such Tax Returns. At least 15 days prior to the date on which each such Tax Return is filed, Parent shall submit such Tax Return to Seller for its review and approval, which approval may not be unreasonably withheld, provided, however, that such approval may be withheld if such Tax Return has not been prepared in accordance with past practice and the filing of such Tax Return is reasonably expected by Seller to adversely affect the Tax liability or the indemnification obligation, in each case, of Seller. Parent shall incorporate into such Tax Return any reasonable comments from Seller regarding such Tax Return.
     (ii) Straddle Periods. Parent shall prepare or cause to be prepared in accordance with the past practice of the Company and file or cause to be filed all Tax Returns of the Company for any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) and shall pay all Taxes reflected on such Tax Returns. At least 15 days prior to the date on which each such Tax Return is filed, Parent shall submit such Tax Return to Seller for its review and approval, which approval may not be unreasonably withheld, provided, however, that such approval may be withheld if such Tax Return has not been prepared in accordance with past practice and the filing of such Tax Return is reasonably expected by Seller to adversely affect the Tax liability or the indemnification obligation, in each case, of Seller. Parent shall incorporate into such Tax Return any reasonable comments from the Seller regarding such Tax Return.
     (b) Cooperation on Tax Matters.
     (i) Parent, the Surviving Entity and its Subsidiaries, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Surviving Entity and its Subsidiaries, or Seller, as the case may be, shall allow the other Party to take possession of such books and records.
     (ii) Parent and Seller further agree, upon request, to provide the other with all information that such other Party may be required to report pursuant to Code §6043A and all Treasury Regulations promulgated thereunder, if applicable.
     (iii) The obligations of Parent under Section 6.10(a) and Section 6.10(b) only apply to the extent that, and for so long as, Seller has an obligation to indemnify Parent for Taxes.
     (c) If, subsequent to the Closing, Parent or the Surviving Entity receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (a “Tax Contest”) with respect to any Tax Return for any Pre-Closing Tax Period with respect to which Parent intends to claim a right to indemnification under this Agreement, Parent shall notify Seller of such notice within 10 days after receipt thereof. If Seller may have an obligation to indemnify the Parent Indemnified Parties pursuant to this Agreement for any losses arising from such Tax Contest, Seller shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes or the Tax position of Parent or the Surviving Entity for any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date (a “Post-Closing Tax Period”), then Seller shall afford Parent the opportunity to participate in the conduct and resolution of the portion of such Tax Contest which could have an impact on Taxes of Parent or the Surviving Entity in such Post-Closing Tax Period. If Seller shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so within 15 days of receiving notice of such Tax Contest, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep Seller reasonably informed of all material developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Seller’s indemnification obligations under this Agreement without Seller’s written consent, which consent shall not be unreasonably withheld; provided that if Seller elects not to control the amount and resolution of the Tax Contest and Seller does not provide its written consent to Parent’s proposed resolution then Seller shall pay Parent’s reasonable costs (including allowable costs of in-house personnel) of conducting such Tax Contest. Subject to the preceding sentence, each Party shall bear its own costs for participating in such Tax Contest.
     (d) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Seller, on the one hand, and the Company, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, none of Seller, the Surviving Entity or its Subsidiaries shall be bound thereby or have any liability thereunder.
     (e) Transfer Taxes. Parent and the Surviving Entity will pay any documentary, stamp, stock transfer, or similar Tax imposed on any Party as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Seller agrees to cooperate with Parent and the Surviving Entity in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by Parent and the Surviving Entity that is reasonably necessary to complete such returns.
     (f) Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each Party shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Each Party shall treat and report the Mergers as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute) for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
     Section 6.11 Payables at Closing.
     (a) Other than as expressly contemplated by any other Transaction Document, all intercompany notes payable, accounts payable and other obligations due and owing by the Company to any of its Affiliates immediately prior to the Closing shall be due and payable by the Company within 60 days without interest thereon.
     (b) Seller shall provide, in a form reasonably acceptable to Parent, a pay-off letter or other evidence of repayment, cancellation and/or discharge of that certain Promissory Note for $3,300,000, by and between the Company, as borrower, and Knowledge Schools, Inc., as lender, dated March 3, 2008.
     Section 6.12 Acknowledgment by the Parties.
     (a) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY THE OTHER PARTIES SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATE DELIVERED HEREUNDER, CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR PARENT OR ANY OTHER PERSON) ARE SPECIFICALLY DISCLAIMED BY THE PARTIES.
     (b) In connection with each Party’s investigation of the other Parties, a Party may have received certain projections from or on behalf of another Party. Each Party hereto acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that the receiving Parties are each familiar with such uncertainties. No Party makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
     Section 6.13 Further Assurances. From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall, or shall cause its Affiliates to, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
     Section 6.14 Responsibility for Compliance. Seller shall be responsible for ensuring that each of its Affiliates and Related Parties adhere to the terms of this Agreement applicable to such Persons as if such Persons were original parties hereto, shall be responsible for any breach of this Agreement by its Affiliates and Related Parties (regardless of whether or not controlled by Seller) shall take all reasonable measures to avoid any breach of this Agreement by any of its Affiliates or Related Parties. The foregoing obligation shall not limit the remedies available to Parent or the Surviving Entity for any breach of this Agreement by any Person.
     Section 6.15 Company Confidential Information. The Parties intend that the information related to the Company and its businesses, operations, assets and liabilities (“Company Confidential Information”) is held by or controlled by, and is intended to be for the use and benefit of, the Company. Accordingly, Seller agrees that it shall, and it shall cause its Affiliates and its and their directors, officers, employees, agents, consultants and advisors (collectively with Seller, the “Subject Persons”) to, keep confidential and not use or disclose, any Company Confidential Information (other than as expressly contemplated by any other Transaction Document and other than disclosure to its representatives who need to know such information and for whom such Person shall be responsible for their compliance herewith); provided, however, that this Section 6.15 shall not restrict the disclosure or use of Company Confidential Information to the extent such information can be shown to have been (i) in the public domain other than through the disclosure of such information by a Subject Person, (ii) already known to the Subject Person without obligations of confidentiality or other than through the Subject Person’s provisions of services for, or related to the ownership or management of, the Company by any other Subject Person, (iii) acquired after the date of this Agreement on a non-confidential basis from a third party, or (iv) independently generated by such Subject Person without any reference to any other Company Confidential Information. In the event that a Subject Person is required by judicial or administrative process or other Legal Requirement to disclose Company Confidential Information, Seller or the Subject Person shall, if possible, give the Company prompt notice of any such requirement and, at Company’s sole cost and expense, assist the Company in seeking a protective order or other appropriate remedy in response to such requirement. Nothing in this Section 6.15 shall be deemed to be a restriction on any Subject Person’s operation of its business or any other expansion of Section 6.15 or the Non-Competition Agreement.

ARTICLE VII
INDEMNIFICATION
     Section 7.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties and all covenants and agreements to be performed on or prior to the Closing Date set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby as follows (such date, with respect to each subsection below, is referred to herein as its “Survival Date”) and shall thereafter be of no further force or effect:
     (a) the representations and warranties in Section 3.01 (Organization), Section 3.02 (Authorization; Valid and Binding Agreement), Section 3.03 (Title to Company Common Stock), Section 3.10 (Brokerage), Section 4.01 (Organization), Section 4.02 (Subsidiaries), Section 4.03 (Authorization; Valid and Binding Agreement), Section 4.05 (Capitalization) and Section 4.23 (Brokerage), (each individually, a “Seller Fundamental Representation”), and the representations and warranties in Section 5.01 (Organization), Section 5.02 (Ownership and Operation of Corporate Merger Sub and LLC Merger Sub), Section 5.03 (Authorization; Anti-takeover Statute), Section 5.04 (Valid Issuance of Parent Special Stock), and Section 5.13 (Brokerage) (each individually, a “Parent Fundamental Representation”) shall survive the Closing until the fourth anniversary of the Closing Date;
     (b) the representations and warranties in Section 4.09 (Tax Matters) and Section 4.11 (Employee Benefit Plans), to the extent relating to ERISA matters, shall survive the Closing until 30 days following the expiration of the applicable statute of limitations (including any waivers or extensions thereof agreed to by Parent);
     (c) the representations and warranties in Section 4.06 (Financial Statements), Section 4.07 (Liabilities) and Section 4.19 (Compliance with Legal Requirements) shall survive the Closing until the 18-month anniversary of the Closing Date;
     (d) all other representations and warranties shall survive the Closing until the 12-month anniversary of the Closing Date; and
     (e) all covenants and agreements shall survive the Closing for the term specified, if specified, or indefinitely otherwise.
Except as expressly provided in the immediately preceding sentence, no claim for indemnification hereunder may be made after the expiration of the applicable Survival Date; provided, however, that any indemnity claim (but solely such claim) described in a written notice received by the indemnifying Party prior to the expiration of the applicable time limitations set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c), Section 7.01(d) and Section 7.01(e) above shall survive until the claim is fully resolved.

     Section 7.02 Indemnification by Seller for the Benefit of Parent.
     (a) Subject to the provisions of this Article VII, from and after the Closing, Seller shall indemnify Parent and its officers, directors, partners, members, employees, agents, subsidiaries, representatives, successors and permitted assigns (collectively, the “Parent Indemnified Parties”) against any Losses that any Parent Indemnified Party suffers as a result of:
     (i) (x) any breach by Seller of any representation and warranty of Seller contained in this Agreement or in any certificate delivered by or on behalf of Seller hereunder at or prior to the Closing and/or (y) any breach by the Company of any representation and warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company hereunder at or prior to the Closing; provided, that for purposes of determining the amount of Losses suffered as a result of such breach (but, for the sake of clarity, not for purposes of determining whether any such breach has occurred), no effect shall be given to any limitation or qualification as to “materiality”, “material”, “Material Adverse Effect,” “Material Impact” or other similar qualifiers set forth in such representation or warranty (so that the full Loss may be collected subject to the other limitations in this Agreement) other than the following, which will not be disregarded and will be given full effect: (1) any such qualification to the extent that it modifies the obligation to identify, describe or list an item or matter in the Seller Parties Disclosure Schedules; and (2) uses of the phrase “present fairly in all material respects” in Section 4.06 (Financial Statements);
     (ii) any breach or non-fulfillment of any covenant or agreement contained in this Agreement to be performed or complied with by Seller or the Company;
     (iii) (A) any Pre-Closing Taxes or (B) any increase in the Taxes of Parent as a result of the Company’s net operating loss carry forward being less than $4,700,000 as of the First Merger Effective Time, determined as if the Tax year of the Company closed as of the First Merger Effective Time and taking into account all income and deductions that have accrued as of such time; provided, however, no indemnification shall be made pursuant to the foregoing clause (B) in case of any reduction in the Company’s net operating loss carry forward (or increase in Taxes of Parent) created as a result of (i) Parent’s failure to comply with any of the provisions of Section 6.10, or (ii) amending any Tax Return of the Company for any period ending prior to or including the Closing Date without Seller’s consent;
     (iv) any claim by any officer or director of the Company or any of its Subsidiaries for indemnification or reimbursement by the Company or any of its Subsidiaries in connection with any Losses arising out of matters occurring prior to the Closing;
     (v) the Specified Dispute, including any liability related to the subjects and/or agreements of the underlying dispute from which the Specified Dispute arises, including any settlement costs; and/or
     (vi) Seller Expenses.

     (b) The indemnification provided for in Section 7.02(a), shall be subject to the following limitations:
     (i) Seller shall not have any liability under Section 7.02(a)(i) unless the aggregate of all Losses suffered by the Parent Indemnified Parties relating thereto for which Seller would be liable, but for this Section 7.02(b)(i), exceeds on a cumulative basis $1,000,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible;
     (ii) Seller’s aggregate liability under Section 7.02(a)(i) shall in no event exceed an amount equal to 15% of the product of the Final Share Number multiplied by the Parent Common Stock Price (the “Cap”);
     (iii) no claim for indemnification by the Parent Indemnified Parties shall be asserted under Section 7.02(a)(i) where the amount that would otherwise be payable by Seller hereunder relating to such claim or any series of related claims is less than $25,000 (the “Minimum Claim Amount”); and
     (iv) in no event will the aggregate liability of Seller for all Losses under Section 7.02(a) claimed by the Parent Indemnified Parties exceed an amount equal to (x) 100% of the product of the Final Share Number multiplied by the Parent Common Stock Price (the “Merger Consideration Cap”) minus (y) the sum of all payments made to the Parent Indemnified Parties (A) by any Service Provider (as defined in the Transition Services Agreement) as compensation for Losses (as defined in the Transition Services Agreement) pursuant to Section 4 or Section 5 of the Transition Services Agreement, (B) the amount of any payments made by Learning Group LLC pursuant to the Limited Guarantee, and (C) the amount of any payments made by Knowledge Universe Education L.P. pursuant to the Non-Competition Agreement; provided, however, that, notwithstanding anything the contrary set forth herein, the Parties acknowledge and agree that this Section 7.02(b)(iv) is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Article VII will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with Section 6.08(c), including clause (iii) thereof, or Section 9.12;
provided, however, that none of the Deductible, the Cap or the Minimum Claim Amount will apply to Losses arising from (x) a breach of a Seller Fundamental Representation or (y) actual fraud or a Willful and Material Breach by Seller or the Company.
     (c) Notwithstanding any other provision in this Agreement to the contrary, Seller shall not be liable to, or indemnify, the Parent Indemnified Parties for any Losses (i) to the extent that such Losses result from or arise out of actions taken by the Parent Indemnified Parties or the Surviving Entity, its Subsidiaries or any of their respective Affiliates from and after the Closing Date, (ii) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages, in the nature of lost profits, or any diminution in value of property or equity (in each case, except to the extent any such Losses are asserted by a third-party unaffiliated with Parent), or (iii) for amounts that are included in Net Working Capital or Closing Debt in the Conclusive Closing Statement; provided, however, that the limitations in the foregoing sentence, other than the limitations on punitive and special Losses, will not apply to Losses indemnifiable under Section 7.02(a)(v) in the event of a rescission remedy. The Parent Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses; provided, however, that the limitations in the foregoing sentence, other than the limitations on punitive and special Losses, will not apply to Losses indemnifiable under Section 7.02(a)(v). The Parent Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Parent Indemnified Parties had already recovered the Loss with respect to such matter pursuant to other provisions of this Agreement.
     (d) The Parent Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.
     Section 7.03 Indemnification by Parent for the Benefit of Seller.
     (a) Subject to provisions of this Article VII, from and after the Closing Date, Parent shall indemnify each Seller and its officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) against any Losses which any Seller Indemnified Party suffers as a result of:
     (i) any breach by Parent, LLC Merger Sub or Corporate Merger Sub of any representation and warranty of Parent, LLC Merger Sub or Corporate Merger Sub contained in this Agreement or in any certificate delivered by or on behalf of Parent, LLC Merger Sub or Corporate Merger Sub hereunder; provided, that for purposes of determining the amount of Losses suffered as a result of such breach (but, for the sake of clarity, not for purposes of determining whether any such breach has occurred), no effect shall be given to any limitation or qualification as to “materiality”, “material”, “Material Adverse Effect”, “Material Impact” or other similar qualifiers set forth in such representation or warranty (so that the full Loss may be collected subject to the other limitations in this Agreement) other than the following, which will not be disregarded and will be given full effect: (x) any such qualification to the extent that it modifies the obligation to identify, describe or list an item or matter in the Parent Disclosure Schedules; and (y) uses of the phrase “present fairly in all material respects” in Section 7.07 (SEC Filings; Financial Statements);
     (ii) any breach or non-fulfillment of any covenant or agreement contained in this Agreement to be performed or complied with by Parent, LLC Merger Sub or Corporate Merger Sub; and
     (iii) any claim by any officer or director of the Company for indemnification or reimbursement by the Company in connection with any Losses for which they are entitled to indemnification under the Company Certificate or Company Bylaws arising out of matters occurring after the Closing.

     (b) The indemnification provided for in Section 7.03(a), shall be subject to the following limitations:
     (i) Parent shall not have any liability under Section 7.03(a)(i) unless the aggregate of all Losses relating thereto for which Parent would be liable, but for this Section 7.03(b)(i), exceeds on a cumulative basis the Deductible, and then only to the extent such Losses exceed the Deductible;
     (ii) Parent’s aggregate liability under Section 7.03(a)(i) shall in no event exceed the Cap;
     (iii) no claim for indemnification by the Seller Indemnified Parties under Section 7.03(a)(i) shall be asserted where the amount that would otherwise be payable by Parent hereunder relating to such claim or any series of related claims is less than the Minimum Claim Amount;
     (iv) in no event will the aggregate liability of Parent for all Losses claimed by the Seller Indemnified Parties under Section 7.03(a) exceed the Merger Consideration Cap; and
     (v) no Seller Indemnified Party may seek indemnification pursuant to Section 7.03(a) with respect to any Loss of any Seller Indemnified Party who is or was an officer or director of the Company resulting from any right of contribution, indemnification or other similar right against the Company that such Seller Indemnified Party may have by virtue of his or her status as an officer or director of the Company, whether arising from any breach of any representation, warranty or covenant set forth in this Agreement or any Transaction Document or otherwise;
provided, however, that none of the Deductible, the Cap or the Minimum Claim Amount will apply to Losses arising from (x) a breach of a Parent Fundamental Representation or (y) actual fraud or a Willful and Material Breach by Parent, Corporate Merger Sub or LLC Merger Sub.
     (c) Notwithstanding any other provision in this Agreement to the contrary, Parent shall not be liable to, or indemnify, the Seller Indemnified Parties for any Losses (i) to the extent that such Losses result from or arise out of actions taken by the Seller Indemnified Parties from and after the Closing Date, or (ii) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages, in the nature of lost profits, or any diminution in value of property or equity (in each case, except to the extent any such Losses are asserted by a third-party unaffiliated with Parent). The Seller Indemnified Parties shall not use “multiple of profits” or “multiple of cash flow” or any similar valuation methodology in calculating the amount of any Losses. The Seller Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Seller Indemnified Parties had already recovered would concurrently recover Losses with respect to such matter pursuant to other provisions of this Agreement.

     (d) The Seller Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.
     Section 7.04 Manner of Payment.
     (a) Any indemnification payment by Seller pursuant to this Article VII shall be made (i) first, by surrender from Seller of shares of Parent Special Stock or shares of the Parent Common Stock into which such shares may have converted, in each case, in an amount equal to the quotient of (x) the amount of the indemnification payment divided by (y) the average (rounded to the nearest cent) of the per share closing prices of Parent Common Stock as reported by the New York Stock Exchange (the “Exchange”) for the 10 trading days ending on the third trading day prior to the date of payment, and (ii) second, if Seller does not then own sufficient shares of Parent Special Stock or Parent Common Stock, by wire transfer of immediately available funds to one or more accounts designated by Parent. Notwithstanding the foregoing, Seller shall settle the adjustments contemplated by Section 1.03 by wire transfer(s) of immediately available funds to one or more accounts designated by Parent, and such payments shall not be counted for purposes of the application of the Merger Consideration Cap.
     (b) Any indemnification payment by Parent pursuant to this Article VII shall be made by wire transfer(s) of immediately available funds to one or more accounts designated by Seller. No adjustment payments made by Parent pursuant to Section 1.03 shall be counted for purposes of the application of the Merger Consideration Cap.
     (c) All payments shall be made within 5 Business Days after the final determination that an indemnification payment obligation exists.
     (d) Without limiting the foregoing, in no event will Parent or the Surviving Corporation, in connection with any indemnification claim or dispute, set-off, discount, net or otherwise diminish any amounts payable by them to Seller or any of its Affiliates under the Transition Services Agreement.
     Section 7.05 Indemnification Claims Process.
     (a) Notice; Effect of Delay. Any Person making a claim for indemnification under Section 7.02 or Section 7.03 (an “Indemnitee”) shall notify the indemnifying Party (an “Indemnitor”) of the claim in writing, describing the claim, the estimated amount thereof and the basis thereof in reasonable detail; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder or is otherwise materially prejudiced thereby.

     (b) Indemnification Procedures for Third-Party Claims. Except as otherwise provided in Section 7.05(c) with respect to the Specified Dispute and Section 6.10(c) with respect to Tax Contests:
     (i) If such claim, demand, action or proceeding is a third-party claim, demand, action or proceeding, the Indemnitor will have the right to assume at its expense the defense thereof using counsel reasonably acceptable to the Indemnitee (other than as provided in Section 7.05(c)(iii)); provided, however, that Indemnitor shall not be entitled to assume the defense of any third-party claim, or may no longer continue to assume the defense of the third-party claim, if (A) the third-party claim (1) seeks non-monetary relief and (2) if determined adversely to the Indemnitee, could have a material adverse effect on such Indemnitee, (B) the third-party claim involves criminal or quasi-criminal allegations, (C) the third party claim involves a claim that (x) is reasonably expected to result in liability to the Indemnitee in excess of Indemnitor’s indemnification obligations hereunder in light of the limitations set forth herein and (y) the amount of such excess is greater than the aggregate dollar value of the Indemnitor’s indemnification obligations hereunder in light of the limitations set forth herein, or (D) the Indemnitee receives an opinion of counsel that there is a material conflict of interest between the Indemnitor and the Indemnitee in connection with such defense. In the event that the Indemnitor assumes the defense of a third-party claim pursuant to the provisions of the immediately proceeding sentence, the Indemnitee shall have the right to participate in the defense of the third party claim, and may retain separate co-counsel of its choice at its sole cost and expense.
     (ii) If the Indemnitor assumes such defense, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim. The Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third-party claim, the amount for which that third-party claim could have been settled pursuant to that proposed compromise or settlement.
     (iii) If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that (A) the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter and (B) the cost of such defense shall be borne by the Indemnitor to the extent they are indemnifiable Losses but in no event will the Indemnitor be obligated to bear more than the reasonable costs and expenses of one counsel to all Indemnitees (plus local counsel, if necessary) arising out of the same or similar set of circumstances.
     (iv) In all cases, the Indemnitee and the Indemnitor shall provide the other with reasonable cooperation in defense of claims or litigation and all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge at the cost and expenses of the Indemnitor, including, but not limited to, by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Party and its Affiliates.
     (c) Obligations and Process in Respect of the Specified Dispute Earnout Payment.
     (i) In furtherance of the transactions contemplated under the Assignment and Assumption Agreement, the Parties agree that, as soon as practicable after the Closing, the Surviving Entity will deliver the written notice as provided under Section 2.03(c)(iv)(A) of that certain Asset Purchase Agreement between the Company and the plaintiffs party to the Specified Dispute (the “Subject Purchase Agreement”) as provided by Seller, and promptly thereafter, Seller shall pay or cause one of its Affiliates to pay the applicable amount to such plaintiffs (the “Specified Dispute Earnout Payment”) in accordance with Section 2.03(c) of the Subject Purchase Agreement or, at its election, to the court adjudicating the Specified Dispute to be held in escrow during the pendency thereof. The amount of the Specified Dispute Earnout Payment will be determined by Seller in good faith pursuant to the terms of the Subject Purchase Agreement and based upon the financial records of the Company.
     (ii) Parent shall, and shall cause the Surviving Entity to, (x) provide such cooperation and assistance as Seller shall reasonably request in connection with the triggering, calculation and payment the Specified Dispute Earnout Payment, including, if necessary, by appointing Seller as its attorney-in-fact for limited purposes of preparing and delivering notices and other instruments to be prepared and delivered by the Surviving Entity in connection with the foregoing, determining the amount of the Specified Dispute Earnout Payment, negotiating and resolving any disputes with respect thereto in accordance with Section 2.03(c)(viii) of the Subject Purchase Agreement and executing any agreements or other documents memorializing any such resolution and (y) provide Seller with reasonable access during normal business hours, to all of its or its Affiliates’ books, records, employees and officers reasonably deemed by Seller to be necessary for the performance of Seller’s obligations described under clause (i) above.
     (iii) Notwithstanding anything to the contrary in Section 7.05(a) or this Section 7.05(b), the Parties agree that from and after Closing, Seller shall assume and control the defense of the Specified Dispute without the need for any written notice to Seller of such action.
     (d) Non-Third-Party Claims. In the case of non-third-party claims, each Party agrees that the Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters.
     Section 7.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 7.02 or Section 7.03 shall be calculated net of any Tax benefit actually realized by the Indemnitee as a result of such loss or receipt of indemnification payment and net of (i) the amount of any Loss reflected as a current liability on the Conclusive Closing Statement and (ii) any insurance proceeds or other amounts under indemnification agreements actually received by the Indemnitee on account of such Loss (net of any increase in premiums or retroactive premium adjustment that the Indemnitee can reasonably demonstrate through written records is directly attributable to such recovery). For purposes of the foregoing, the Indemnitee shall be deemed to have “actually realized” a Tax benefit to the extent that the amount of Taxes payable by the Indemnitee as shown on the Indemnitee’s Tax Return for the year in which the Loss is incurred or indemnification payment is made, the succeeding tax year, or any year to which a deduction or loss attributable to such Loss or payment is carried back, is reduced below the amount of Taxes that the Indemnitee would have been required to pay but for the deduction attributable to the indemnifiable Loss or payment. The Indemnitee shall use its commercially reasonable efforts to seek full recovery under all insurance policies and/or indemnification agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has received indemnity payments hereunder, then a refund equal to the aggregate amount of the actual recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee (net of any increase in premiums or retroactive premium adjustment that the Indemnitee can reasonably demonstrate through written records is directly attributable to such recovery). The Indemnitor shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitor. For Tax purposes, the Parties agree to treat all payments made under this Article VII as adjustments to the aggregate consideration contemplated under this Agreement. Subject to the other provisions of this Article VII, if the Disclosure Schedules shall disclose an estimated loss amount, the Indemnitee shall be entitled to collect any Loss in excess of such amount.
     Section 7.07 Limitation on Recourse. No claim shall be brought or maintained by Parent or the Surviving Corporation or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of Seller, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations or warranties of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder; provided, however, that following any breach of Section 7.08, this Section 7.07 shall be null and void and any Parent Indemnified Party shall be entitled to bring a claim and collect against any such Affiliate of Seller. Notwithstanding anything to the contrary set forth in this Section 7.07, nothing in this Section 7.07 shall limit any recourse available under any of the Transaction Documents other than as set forth in the Limited Guarantee.
     Section 7.08 Transfer Restrictions in Support of Seller’s Indemnity Obligations. In support of the obligations of Seller under this Article VII, Seller will retain the Parent Special Stock or Parent Common Stock received in connection with this Agreement or thereafter or, if Seller Transfers any such Parent Special Stock or Parent Common Stock, any cash received by it in consideration of such Transfer (such Parent Special Stock, Parent Common Stock and any such cash being referred to herein as “General Indemnity Funds”), subject to the following:

     (a) General Release Dates.
     (i) Seller will retain General Indemnity Funds with a Fair Market Value equal to no less than 25% of Merger Consideration Cap from the date hereof until the date 180 days following of the Closing Date (the “Initial General Release Date”).
     (ii) From and after the Initial General Release Date until the Second General Release Date, Seller will retain General Indemnity Funds with an aggregate Fair Market Value no less than 15% of Merger Consideration Cap; provided, however, that if there remain in dispute any indemnification claims by the Parent Indemnified Parties that were timely made in accordance with this Article VII on or prior to the Initial General Release Date that are unpaid or remain in dispute as of the Initial General Release Date, then Seller shall retain an additional amount of General Indemnity Funds with a Fair Market Value equal to no less than the aggregate dollar amount of such unpaid and/or disputed claims, with such additional amount to be retained until such claims are no longer in dispute and are paid (if a payment is required thereby) in accordance with this Agreement.
     (iii) From and after the 18-month anniversary of the Closing Date (the “Second General Release Date”) until the Final General Release Date, Seller will retain General Indemnity Funds with an aggregate Fair Market Value no less than 8% of Merger Consideration Cap; provided, however, that if there remain in dispute any indemnification claims by the Parent Indemnified Parties that were timely made in accordance with this Article VII on or prior to the Second General Release Date that are unpaid or remain in dispute as of the Second General Release Date, then Seller shall retain an additional amount of General Indemnity Funds with a Fair Market Value equal to no less than the aggregate dollar amount of such unpaid and/or disputed claims, with such additional amount to be retained until such claims are no longer in dispute and are paid (if a payment is required thereby) in accordance with this Agreement.
     (iv) From and after the fourth anniversary of the Closing Date (the “Final General Release Date”), if there remain in dispute any indemnification claims by the Parent Indemnified Parties that were timely made in accordance with this Article VII on or prior to the Final General Release Date that are unpaid or remain in dispute as of the Final General Release Date, then Seller shall retain an amount of General Indemnity Funds with a Fair Market Value equal to no less than the aggregate dollar amount of such unpaid and/or disputed claims, with such additional amount to be retained until such claims are no longer in dispute and are paid (if a payment is required thereby) in accordance with this Agreement.
     (b) Notwithstanding the foregoing provisions of this Section 7.08, but subject to the other restrictions on Transfer in this Agreement, Seller may Transfer General Indemnity Funds to any Affiliate, and any such Affiliate, in turn, may further Transfer such General Indemnity Funds to any Affiliate, that, in each case, agrees in writing executed by Parent in a form reasonably acceptable to Parent to be subject to this Section 7.08 and to make available and pay to Parent General Indemnity Funds for indemnification of the Parent Indemnified Parties without qualification (other than as set forth in this Agreement) for satisfaction of indemnification claims pursuant to this Agreement. If any such Transfer occurs, then solely for purposes of calculating the minimum amount of General Indemnity Funds that must be retained in accordance with this Section 7.08, Seller will be deemed to have retained any such transferred General Indemnity Funds. The obligation of such Affiliate to be subject to this Section 7.08 and to make available and pay General Indemnity Funds for indemnification of the Parent Indemnified Parties for satisfaction of indemnification claims pursuant to this Agreement shall immediately terminate upon any termination of Seller’s obligations under this Section 7.08 or as otherwise provided in the agreement pursuant to which such Seller agrees to be subject to this Section 7.08.
     (c) In lieu of the obligations set forth in this Section 7.08, Seller and Parent may agree to substitute for this Section 7.08 a limited guarantee of Seller’s indemnification obligations under this Agreement by an Affiliate or Affiliates of Seller that are reasonably acceptable to Parent acting in good faith by execution and delivery of such guarantee by the Parent, Seller and such Affiliate or Affiliates. Parent agrees to consider in good faith any request by Seller to provide such a limited guarantee, and to reasonably cooperate with Seller and its Affiliates to negotiate in good faith and execute such a limited guarantee.
     (d) The provisions of this Section 7.08 shall be in addition to any other limitation on the transfer of contemplated by the Stockholders Agreement and shall not constitute a waiver of any other claim of any other obligation.
     Section 7.09 Exclusive Remedy. The Parties hereto hereby agree that, from and after the Closing Date, the provisions set forth in this Article VII are the exclusive provisions in this Agreement with respect to the liability of any Party for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Parent Indemnified Parties and the Seller Indemnified Parties for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any Legal Requirement or legal theory applicable thereto; provided, that nothing herein shall preclude any Party from (a) seeking any remedy based upon actual fraud or Willful and Material Breach by any other Party or (b) enforcing its rights in respect of post-Closing covenants, agreements or other post-Closing obligations. Notwithstanding anything to the contrary set forth in this Section 7.09, nothing in this Section 7.09 shall limit any remedy available under any of the Transaction Documents other than as set forth in the Limited Guarantee.
ARTICLE VIII
DEFINITIONS
     Section 8.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
          “Action” means any action, arbitration, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, proceeding or suit of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before (or that could come before) any arbitrator or Governmental Entity or similar Person.

          “Adjustment Determination Effective Time” means 11:59 p.m. (Portland, Oregon local time) on the day immediately preceding the Closing Date.
          “Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, for purposes of this Agreement or any other Transaction Document, neither Parent nor any of its Subsidiaries (including Corporate Merger Sub, LLC Merger Sub and, after the Closing, the Surviving Corporation and the Surviving Entity) shall be deemed an Affiliate of Seller or any of its other Affiliates. In addition, for purposes of Article III, and for the sake of clarity, from and after the Closing, none of the Company or its Subsidiaries will be considered an Affiliate of Seller or any of Seller’s other Affiliates.
          “Business” means the business of operating, owning or managing virtual charter schools in the United States or private pay online schools with offerings including any of kindergarten through grade 12 in the United States or selling or licensing online courses to schools or school districts in the United States. For purposes of this definition, activities shall not be deemed to be conducted in the United States only if and to the extent that they are not primarily marketed to, directed to or servicing natural Persons whose primary permanent residence, at the time of determination, is located in the United States.
          “Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by applicable Legal Requirement to close in the State of Delaware.
          “Business Employee” means an employee who has devoted at least fifty percent (50%) of his or her time to the business of the Company during the six-month period prior to the Closing and who is included on Schedule 4.12(b) hereto.
          “Business Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) (i) providing compensation or other benefits to any current or former Business Employee (or to any dependent or beneficiary thereof), under which Seller or any Affiliate of Seller has any obligation or liability, whether actual or contingent, including, without limitation, all employment, severance, termination, incentive, bonus, deferred compensation, retention, retirement, pension, savings, profit sharing, retention, change in control, vacation, holiday, cafeteria, medical, health, dependent care, disability, life, accident, fringe benefit, welfare and stock-based or stock-linked compensation plans, policies, programs, agreements, understandings or arrangements or (ii) with respect to which the Company has any liability, whether actual or contingent.
          “Closing Debt” means the aggregate amount of all Indebtedness of the Company outstanding as of the Adjustment Determination Effective Time and which is not (a) categorized as a current liability for purposes of the Net Working Capital Amount, (b) an obligation as lessee under leases for student computers that have been recorded as capital leases in accordance with

GAAP, (c) a Liability or other amount arising under or relating to the Specified Dispute Earnout Payment or (d) any Liability or other amount reflected on Annex C or other similar Liability of the Company assumed by Seller or its Affiliates (other than the Company and its Subsidiaries) at or prior to the Closing. Closing Debt shall be determined (x) in accordance with the Company Accounting Practices and Procedures and (y) on a pro forma basis as if the transfers contemplated in Section 6.02 and Section 6.07 had taken place as of immediately prior to the Adjustment Determination Effective Time (and, for sake of clarity, without application of any purchase accounting adjustments or allocations that might otherwise be applicable to such transfers under FASB Accounting Standards Codification Topic 805).
          “Company Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including recognition, classification, estimation and valuation methodologies set forth on Annex B and used and as applied in Annex A. In the event that the applicable accounting methods, policies, practices and procedures, including recognition, classification, estimation and valuation methodologies set forth on such Annexes do not address a matter to be taken into consideration of the Closing Debt or the Net Working Capital Amount, the Parties shall apply such accounting methods, policies, practices and procedures, including recognition, classification, estimation and valuation methodologies as were applied by the Company in the Company Financial Statements at and for the 12-months ended January 2, 2010.
          “Company Bylaws” means the bylaws of the Company.
          “Company Certificate” means the certificate of incorporation of the Company.
          “Company Intellectual Property” means all Intellectual Property necessary for or used in the conduct of the Company’s business as currently conducted, including curricula-in-process.
          “Company Material Adverse Effect” means any circumstance, condition, factor, change, effect, event, occurrence, state of facts or development that (a) has had or would reasonably be expected to have a material adverse effect on the business, properties, operations, condition (financial or otherwise) or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect pursuant to clause (a): (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company participates, the United States economy or any other economy where the Company does business (in each case, as a whole) or the capital markets in general or the markets in which the Company operates; (iii) the effect of any change arising in connection with any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; or (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Legal Requirements, rules or regulations or the interpretation thereof; provided, further, however, that any circumstance, condition, factor, change, effect, event, occurrence, state of facts or development described in the foregoing clauses (ii), (iii) or (iv) above shall apply only to the extent such fact, circumstance, event, condition, development, effect, factor, occurrence or change has had a disproportionate effect on the Company as compared to other participants in the industry in which the Company operates or (b) would materially adversely affect the ability of Seller, any of its Affiliates or the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents on a timely basis.
          “Company Material Impact” means a Company Material Adverse Effect, except that a “material adverse effect” will be deemed to have occurred (subject to the limitations in such definition) where the applicable effect or effects would reasonably be expected to result, individually or in the aggregate, in Losses that exceed $1,250,000.
          “Company Permitted Liens” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Company Leased Real Property which are not violated by the current use and operation of the Company Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Leased Real Property which do not materially impair the occupancy or use of the Company Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (vi) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Leased Real Property which do not materially impair or interfere with the occupancy, operation or use of the Company Leased Real Property for the purposes for which it is currently operated or used in connection with the Company’s business; (vii) non-monetary Liens which do not materially impair or interfere with the occupancy, operation or use of the Company Leased Real Property for the purposes for which it is currently operated or used in connection with the Company’s business, (viii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (x) Liens of lessors arising under lease agreements.
          “Company Software Products” means all Software products developed by or on behalf of the Company and sold or licensed or offered for sale or license by or on behalf of the Company.
          “Company’s knowledge” means the actual knowledge, after due inquiry, of Brian Greene, Rene Gonzalez, Elizabeth Large, Donna Lesch, Gregg Levin, Stanley Maron, Michael Neumann, James Snell, Felicia Thornton, Jennifer Woodruff or Caprice Young.
          “Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.
          “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as amended from time to time.
          “Disclosure Schedules” means the Seller Parties Disclosure Schedules and the Parent Disclosure Schedules collectively.
          “Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) which is now, or was in the past maintained, sponsored or contributed to by Seller or any Affiliate of Seller, and under which Seller or such Affiliate of Seller has any obligation or liability, whether actual or contingent, including, without limitation, all employment, consulting, severance, termination, incentive, bonus, deferred compensation, retention, retirement, pension, savings, profit sharing, retention, change in control, vacation, holiday, cafeteria, medical, health, dependent care, disability, life, accident, fringe benefit, welfare and stock-based or stock-linked compensation plans, policies, programs, agreements, understandings or arrangements.
          “Environmental Requirements” means all Legal Requirements, concerning pollution or protection of the environment, natural resources, or human health or safety including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means, with respect to any entity, any other entity (whether or not incorporated) other than such entity that, together with such entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.
          “GAAP” means United States generally accepted accounting principles, consistently applied.
          “Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government or transnational governmental institution; (c) governmental authority or instrumentality of any nature (including any governmental or administrative agency, commission, branch, bureau, department, agency or other entity and any court or other tribunal); (d) official of any of the foregoing, or (e) applicable national securities exchange or national quotation system on which securities issued are listed or quoted.

          “Hazardous Materials” means all wastes, pollutants, contaminants or hazardous, dangerous or toxic substances or materials including petroleum and petroleum products (including without limitation crude oil and any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, toxic mold, and any other substance or material that is regulated pursuant to any Environmental Requirement or the use or release of which could result in liability under any Environmental Requirement.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” means, without duplication, the sum of (i) all obligations of the Company for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) other indebtedness evidenced by notes, bonds, debentures or other debt securities, (iii) indebtedness of the types described in clauses (i) and (ii) guaranteed, directly or indirectly, in any manner through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, (iv) indebtedness for the deferred purchase price of property or services with respect to which a person is liable, contingent or otherwise, as obligor or otherwise, other than trade payables in the Ordinary Course of Business, (v) all obligations as lessee under leases that have been recorded as capital leases in accordance with GAAP, (vi) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the party is a party, (vii) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto, and (viii) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument to the extent drawn.
          “Intellectual Property” means all United States and foreign (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith and counterparts thereof, (ii) trademarks, service marks, trade dress, and all other legally protectable indicia of origin, together with all translations, adaptations and derivations thereof, all trademark registrations and applications for registration and renewals in connection therewith, and all goodwill associated with any of the foregoing, (iii) copyrights, original works of authorship, mask works, database rights and moral rights, and all copyright registrations, applications for registration and renewals in connection therewith and including all Software, and all derivative works of or related to any of the foregoing, (iv) trade secrets and trade secret know-how, (v) rights of publicity to use the names and likeness of individuals and rights of privacy to control one’s persona, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
          “IT Assets” means all computers, computer systems, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication equipment and lines, co-location facilities, telecommunication equipment and lines, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations), and all associated documentation owned by the Company or licensed or leased by the Company pursuant to a Contract (excluding any public networks).

          “KUOS Curricula” means (a) any and all curricula, software (including source code, object code and related documentation), customer and customer prospect data and databases (including any curricula-in-progress) and any intellectual property rights in and to, and any issuances, registrations and applications for, any of the foregoing that KU Online Services Inc., Knowledge Learning Corporation or any other Affiliate owns in whole or in part or in which such Affiliate has an ownership interest that are necessary for the conduct of, or that have been primarily used in, held primarily for use in, or developed for, the Company’s business (including all curricula licensed from KU Online Services Inc. under the License Agreement dated January 1, 2009, as amended); and (b) other Intellectual Property that was developed by any Affiliate of the Company specifically for the Company.
          “Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute or treaty.
          “Liability” means any liability, Indebtedness or other debt, obligation, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.
          “Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.
          “Losses” means all actual losses, out-of-pocket costs and expenses (including attorneys’ fees and disbursements and any other legal costs) and other liabilities and damages actually incurred by a Party, in each case, to the extent indemnifiable and calculated in accordance with Article VII of this Agreement.
          “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
          “Net Working Capital” means the difference (which may be a negative number) between (a) the Company’s total current assets, minus (b) the Company’s total current liabilities, in each case determined (x) in accordance with the Company Accounting Practices and Procedures and (y) on a pro forma basis as if the transfers contemplated in Section 6.02 and Section 6.07 had taken place as of immediately prior to the Adjustment Determination Effective Time (and, for sake of clarity, without application of any purchase accounting adjustments or allocations that might otherwise be applicable to such transfers under FASB Accounting Standards Codification Topic 805); provided, that none of the Company’s current assets or current liabilities, or the calculation of the Net Working Capital Amount shall include (a) any liability or obligation related to Seller Expenses, (b) any amounts included in the calculation of the Closing Debt, (c) any Liabilities or other amounts arising under or relating to the Specified Dispute Earnout Payment, (d) any Liability or other amount reflected on Annex C or other similar Liability of the Company assumed by Seller or its Affiliates (other than the Company and its Subsidiaries) at or prior to the Closing or (e) the current portion of any obligation as lessee under leases for student computers that have been recorded as capital leases in accordance with GAAP. The Parties agree that the reserve established pursuant to that certain Addendum to Merchant Credit Card Agreement dated as of August 10, 2007 between the Company and Chase Paymentech, LLC shall be treated as cash for purposes of calculating Net Working Capital. For the avoidance of doubt, any intercompany notes payable, accounts payable and other obligations due and owing by the Company to any of its Affiliates as of the Adjustment Determination Effective Time, other than those referenced in clause (d) above, will be treated as current liabilities that are a part of Net Working Capital and not as Closing Debt.
          “Net Working Capital Amount” means the Net Working Capital of the Company as of the Adjustment Determination Effective Time giving effect to the transactions contemplated hereby.
          “Open Source Software” means any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license (and including any other license described by the Open Source Initiative as set forth on www.opensource.org).
          “Ordinary Course of Business” means the ordinary course of business consistent with past practice and custom.
          “Owned Intellectual Property” means Company Intellectual Property that is owned by the Company in whole or in part or in which the Company has an ownership interest or any Related Party IP.
          “Parent Common Stock” means common stock, par value $0.0001 per share, of Parent.
          “Parent Common Stock Price” means $22.95.
          “Parent Material Adverse Effect” means any circumstance, condition, factor, change, effect, event, occurrence, state of facts or development that (a) has had or would reasonably be expected to have a material adverse effect on the business, properties, operations, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect pursuant to clause (a): (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Parent participates, the United States economy or any other economy where Parent does business (in each case, as a whole) or the capital markets in general or the markets in which Parent operates; (iii) the effect of any change arising in connection with any “act of God” including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; or (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable Legal Requirements, rules or regulations or the interpretation thereof; provided, further, however, that any circumstance, condition, factor, change, effect, event, occurrence, state of facts or development described in the foregoing clauses (ii), (iii) or (iv) above shall apply only to the extent such fact, circumstance, event, condition, development, effect, factor, occurrence or change has had a disproportionate effect on Parent as compared to other participants in the industry in which Parent operates or (b) would materially adversely affect the ability of any Purchaser Party to consummate the transactions contemplated by this Agreement or the other Transaction Documents on a timely basis.
          “Parent Options” means options to purchase Parent Common Stock.
          “Parent Preferred Stock” means preferred stock of Parent, par value $0.0001 per share.
          “Parent Restricted Stock” means shares of Parent Common Stock awarded under the Parent Stock Plan.
          “Parent’s knowledge” means the actual knowledge, after due inquiry of Bruce Davis, Steve Goetzinger, Keith Haas, Harry Hawks, Chip Hughes, John Olsen, Ronald Packard, Howard Polsky or Christopher Ryan.
          “Parent Stock Plan” means, collectively, the Amended and Restated Stock Option Plan approved in December 2003, the K12 Inc. 2007 Equity Incentive Award Plan and the K12 Inc. 2007 Employee Stock Purchase Plan.
          “Parent Warrants” means warrants for Parent Common Stock.
          “Permitted Investments” means (i) any passive investments in publicly traded companies; (ii) any business engaged in by Seller or any of its direct or indirect controlled Subsidiaries, as of the date hereof (as determined immediately after the First Merger Effective Time giving effect to the disposition of interests of the Company as contemplated hereby); or (iii) any other entity in which Seller or any of its direct or indirect controlled Subsidiaries, has an investment, directly or indirectly, as of the date hereof and any follow on investments in such entity.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

          “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and with respect to any Straddle Period, the portion of such period ending on the Closing Date. In the case of a Straddle Period, the Taxes allocable to the Pre-Closing Tax Period shall be determined (i) based on a deemed closing of the books at the end of the Closing Date, in the case of income, profits, sales, employment and other Taxes readily apportionable between periods and (ii), in the case of all other Taxes, in proportion to the number of days in the taxable period on and before the Closing Date.
          “Pre-Closing Taxes” means any Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period.
          “Protected Employee” means any (i) Business Employee, or (ii) without limiting the generality of clause (i), officer, director or employee of Parent or any of its Subsidiaries, including the Surviving Entity. For avoidance of doubt, the Specified Protected Employees are also Protected Employees.
          “Related Party IP” means Intellectual Property that is owned by a Related Party IP Holder in whole or in part or in which a Related Party IP Holder has an ownership interest to the extent that such Intellectual Property is used in, held for use in, or developed for, the Company for use in its business as currently conducted.
          “Related Party IP Holder” means KU Online Services Inc., Knowledge Learning Corporation and any other Affiliate of the Company that owns in whole or in part, or has an ownership interest in Intellectual Property that is necessary for the conduct of, or that is used in, the Company’s business as currently conducted (including curricula licensed from KU Online Services Inc. under the License Agreement dated January 1, 2009, as amended).
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder.
          “Seller Expenses” means all fees and expenses payable to the Company’s and/or Seller’s advisors and other fees from and expenses of professional service firms incurred by the Company or Seller or for which the Company or Seller is liable or responsible in connection with the transactions contemplated by this Agreement in each case to the extent unpaid as of the Closing Date.
          “Seller’s knowledge” means the actual knowledge, after due inquiry, of Brian Greene, Rene Gonzalez, Elizabeth Large, Donna Lesch, Gregg Levin, Stanley Maron, Michael Neumann, James Snell, Felicia Thornton, Jennifer Woodruff or Caprice Young.
          “Software” means computer software of whatever kind or purpose, including source code, executable code, systems, tools, applications, data, databases, firmware, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all software stored or contained therein or transmitted thereby, and including all software implementations of algorithms, models and methodologies (whether in source code or object code) and all descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and all related documentation (including user documentation, user manuals, specifications and training materials, relating to any of the foregoing); provided, however, that the curricula, including any electronic or digital versions, owned by the Company or, to the extent used, held for use or developed for the Company’s business, owned by any Related Party, shall not be considered Software for the purposes of this Agreement.
          “Specified Dispute” means the matters set forth on Schedule 7.02(a)(v).
          “Specified Protected Employee” means any of the directors, officers or employees at the director level or above of Parent or any of its Subsidiaries, including the Surviving Entity.
          “Subsidiary or Subsidiaries” means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).
          “Tax” or “Taxes” means (i) any United States federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any amount described in (i) payable as a result of being a member of a consolidated, combined, unitary or similar group.
          “Tax Return” or “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information or any amendments thereto) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements, regulations or administrative requirements relating to any Tax.
          “Transaction Documents” means this Agreement, the Stockholders Agreement, the Voting Agreement, the Transition Services Agreement, the Series A Special Stock Certificate of Designations, the Non-Competition Agreement, the Bill of Sale, the IP Assignment, the Limited Guarantee and the other documents contemplated to be delivered or executed in connection herewith.

          “Transfer” means a sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance, grant of any option, warrant or other right to purchase, or otherwise disposition, or entering into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, of the economic consequence of ownership of the Parent Special Stock or Parent Common Stock.
          “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would be reasonably expect to, cause a breach of this Agreement.
     Section 8.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
“Agreement”	Preamble
“Audited Company Financial Statements”	Section 6.09(a)
“Bill of Sale”	Section 6.02(h)
“Business Intellectual Property”	Section 4.16(d)
“Cap”	Section 7.02(b)(ii)
“Certificate of Merger”	Section 1.01(b)
“Certificates”	Section 1.01(g)(i)
“Closing”	Section 1.04(a)
“Closing Date”	Section 1.04(a)
“Closing Statement”	Section 1.03(a)(i)
“Code”	Recitals
“Company”	Preamble
“Company Common Stock”	Recitals
“Company Common Stock Outstanding”	Section 1.01(g)(i)(A)
“Company Confidential Information”	Section 6.15
“Company Disclosure Schedules”	Article IV
“Company Financial Statements”	Section 4.06(a)
“Company Leased Real Property”	Section 4.15(c)
“Company Licenses”	Section 4.20
“Company Real Property Leases”	Section 4.15(c)
“Company Software”	Section 4.16(v)
“Company Systems”	Section 4.16(r)
“Conclusive Closing Statement”	Section 1.03(a)(ii)
“Corporate Merger Sub”	Preamble
“Credit Support Instruments”	Section 6.09(i)
“Deductible”	Section 7.02(b)(i)
“DGCL”	Recitals
“Disputed Items”	Section 1.03(a)(ii)
“D&T”	Section 6.09(a)
“Employee Transfer”	Section 6.02(j)
“Employer”	Section 6.07(a)

Term	Section No.
“Exchange”	Section 7.04(a)
“Exchange Ratio”	Section 1.01(g)(i)(A)
“Final Adjustment Amount”	Section 1.03(c)
“Final General Release Date”	Section 7.08(a)
“Final Share Number”	Section 1.01(g)(i)(B)
“First Merger”	Recitals
“First Merger Effective Time”	Section 1.01(b)
“General Indemnity Funds”	Section 7.08
“Indemnitee”	Section 7.05(a)
“Indemnitor”	Section 7.05(a)
“Independent Auditor”	Section 1.03(a)(ii)
“Initial General Release Date”	Section 7.08(a)
“IP Assignment”	Section 6.02(g)
“IP Reference Period”	Section 4.16(f)
“Latest Company Balance Sheet”	Section 4.06(a)
“Latest Parent Balance Sheet”	Section 5.07(b)
“Limited Guarantee”	Recitals
“LLC Merger Sub”	Preamble
“Merger Consideration Cap”	Section 7.02(b)(iv)
“Mergers”	Recitals
“Minimum Claim Amount”	Section 7.02(b)(iii)
“Non-Competition Agreement”	Recitals
“Objections Statement”	Section 1.03(a)(ii)
“Parent”	Preamble
“Parent Board”	Section 1.04(c)(i)
“Parent Board Recommendation”	Section 6.04(d)
“Parent Bylaws”	Section 5.01
“Parent Certificate”	Section 5.01
“Parent Corporate Written Consent”	Section 1.04(c)(ii)
“Parent Disclosure Schedules”	Article V
“Parent Financial Statements”	Section 5.07(b)
“Parent 401(k) Plan”	Section 5.07(b)
“Parent Fundamental Representation”	Section 7.01(a)
“Parent Indemnified Parties”	Section 7.02(a)
“Parent LLC Written Consent”	Section 1.04(c)(iii)
“Parent SEC Filings”	Section 5.07(a)
“Parent Special Stock”	Recitals
“Parent Stockholders’ Meeting”	Section 6.04(a)
“Parent’s 2010 Annual Meeting”	Section 6.04
“Party”	Preamble
“Post-Closing Plans”	Section 6.07(b)
“Post-Closing Tax Period”	Section 6.10(c)
“Pre-Closing Transactions”	Section 6.02
“Proxy Statement”	Section 6.04(a)
“Purchaser Party”	Preamble
“Registered Intellectual Property”	Section 4.18

Term	Section No.
“Related Party”	Section 4.18
“Resolution Period”	Section 1.03(a)(ii)
“Restricted Period”	Section 6.08(a)
“SEC”	Section 5.07(d)
“Second General Release Date”	Section 7.08(a)
“Second Merger”	Recitals
“Second Merger Effective Time”	Section 2.01(b)
“Securities Act”	Section 3.07(a)
“Seller”	Preamble
“Seller Disclosure Schedules”	Article III
“Seller Fundamental Representation”	Section 7.01(a)
“Seller Indemnified Parties”	Section 7.03(a)
“Seller Parties Disclosure Schedules”	Article IV
“Seller Proxy Expenses”	Section 6.04(c)
“Seller Written Consent”	Section 1.04(b)(ii)
“Seller 401(k) Plan”	Section 5.07(b)
“Series A Special Stock Certificate of Designations”	Recitals
“Specified Dispute Earnout Payment”	Section 7.05(c)
“Stockholder Approval”	Section 5.08
“Stockholders Agreement”	Recitals
“Straddle Period”	Section 6.10(a)(ii)
“Subject Person”	Section 6.15
“Subject Purchase Agreement”	Section 7.05(c)
“Survival Date”	Section 7.08(a)
“Surviving Corporation”	Section 1.01(a)
“Surviving Entity”	Section 2.01(a)
“Tax Contest”	Section 6.10(c)
“Transfer Taxes”	Section 6.10(e)
“Transferred Employee”	Section 6.07(a)
“Transition Services Agreement”	Section 1.04(b)(vi)
“Voting Agreement”	Recitals
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Expenses. Except as otherwise expressly set forth herein or in the Stockholders Agreement, each Party each of the Parties hereto shall bear, without right of reimbursement from the other, all costs and expenses incurred by it incident to the preparation, execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder, including fees and disbursements of legal counsel, accountants, and consultants employed by the Parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
     Section 9.02 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
Notices to any of the Purchaser Parties, the Company, the Surviving Corporation or the Surviving Entity:
K12 Inc.
2300 Corporate Park Drive
Herndon, VA 20171
Attn: General Counsel
Fax: (703) 483-7496
with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: David Fox
          William B. Sorabella
Fax: (212) 446-6460
Notices to Seller:
c/o Knowledge Learning Corporation
650 NE Holladay, Suite 1400
Portland, Oregon 97232
Attn: General Counsel
Fax: (503) 736-1391
with a copy, which shall not constitute notice, to:
Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, California 90071
Attn: Thomas C. Sadler
Fax: (213) 891-8763
     Any Party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other Party(ies) notice in the manner herein set forth.
     Section 9.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns, but neither this

Agreement nor any of the rights or obligations hereunder may be assigned (i) by Parent, Corporate Merger Sub or LLC Merger Sub without the prior written consent of Seller and/or (ii) by Seller or the Company without the prior written consent of Parent.
     Section 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
     Section 9.05 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) “or” is not exclusive; and (v) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedules) and not to any particular term or provision of this Agreement, unless otherwise specified.
     Section 9.06 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     Section 9.07 Amendment and Waiver.
     (a) This Agreement may not be amended except in a written instrument executed by the Parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
     (b) Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
     Section 9.08 Entire Agreement. This Agreement, the Transaction Documents and the Nondisclosure Agreement, dated February 23, 2010, by and between the Company and Parent, constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Without limiting the foregoing, in no event shall Parent have any obligations for Seller Expenses arising under the letter agreement, dated as of May 17, 2010, by and between Seller and the Company.
     Section 9.09 Incorporation of Annexes, Exhibits and Disclosure Schedules. The Annexes and Exhibits to this Agreement and the Disclosure Schedules are incorporated herein by reference and made a part hereof.
     Section 9.10 Counterparts; Facsimile, Electronic Signatures. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.
     Section 9.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
     Section 9.12 Specific Performance. Each of the Parties acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and to enforce specifically the performance by such first Party under this Agreement, and each Party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 9.12 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.
     Section 9.13 Governing Law; Consent to Jurisdiction. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Legal Requirements of any jurisdiction other than the State of Delaware. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court in New Castle County, or Federal court of the United States of America, sitting within New Castle County in the State of Delaware, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by applicable Legal Requirement, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by applicable Legal Requirement, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirement.
     Section 9.14 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a Party but, by the terms of Section 6.06 or Section 7.03(a)(iii), is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
     Section 9.15 Representation by Counsel. Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.
*       *       *       *

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger on the first date written above.

COMPANY:

KC DISTANCE LEARNING, INC.

By: Name:	/s/ Stanley E. Maron Stanley E. Maron
Its:	Secretary

SELLER:

KCDL HOLDINGS LLC

By:	/s/ Stanley E. Maron

Name:	Stanley E. Maron
Its:	Manager

S-1

PARENT:

K12 INC.

By:	/s/ Howard D. Polsky

Name:	Howard D. Polsky
Its:	General Counsel and Secretary

CORPORATE MERGER SUB:

KAYLEIGH SUB ONE CORP.

By:	/s/ Harry T. Hawks

Name:	Harry T. Hawks
Its:	President and Treasurer

LLC MERGER SUB:

KAYLEIGH SUB TWO LLC

By:	/s/ Harry T. Hawks

Name:	Harry T. Hawks
Its:	President and Treasurer

S-2